SCHEDULE 14A

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SYBASE, INC.
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SYBASE, INC.
_______________

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
May 13, 2010

TIME:	10:00 a.m., Thursday, May 13, 2010

PLACE:	Sybase, Inc.
United Nations Conference Room
One Sybase Drive
Dublin, California 94568

BUSINESS:
  Elect eight directors

  Ratify Ernst & Young LLP as our independent registered public accounting firm for 2010

  Approve the Amended Executive Leadership Team Incentive Plan

  Transact other business properly brought before the meeting

RECORD DATE:	You are entitled to vote on these matters if you were a stockholder of record at the close of business on Wednesday, March 31, 2010.

HOW TO VOTE:	If you are not able to attend the meeting in person, you can vote (1) by telephone, (2) on the Internet or (3) by signing, dating, and returning the enclosed proxy and mailing it as soon as possible in the enclosed postage-paid envelope. Please see specific instructions printed on your enclosed proxy.

We consider the votes of all stockholders to be important, no matter how many shares you may own. Whether or not you plan to attend this meeting, please vote today using the enclosed proxy card to vote by telephone, by Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.

By Order of the Board of Directors

DANIEL R. CARL
Dublin, California	Vice President, General Counsel,
April 12, 2010	and Secretary

This Notice of Meeting and accompanying Proxy Statement and proxy card are first being distributed on or about April 12, 2010

SYBASE, INC.
_______________

PROXY STATEMENT

GENERAL INFORMATION

Your votes are solicited on behalf of the Sybase, Inc. Board of Directors for matters to be decided at the 2010 Annual Meeting of Stockholders to be held 10:00 a.m. (PDT) on Thursday, May 13, 2010 in the United Nations Conference Room at the Company’s principal executive offices, One Sybase Drive, Dublin, California 94568 (see map on back cover) and at any adjournment or postponement thereof. The Company’s principal executive offices are located at One Sybase Drive, Dublin, California 94568.

Record Date

You are entitled to vote at the 2010 Annual Meeting if you were a Sybase stockholder at the close of business on the March 31, 2010 Record Date. On that date, 83,042,556 shares of Common Stock were issued and outstanding. No Preferred Stock was issued or outstanding. A list of stockholders entitled to vote at the 2010 Annual Meeting will be available for inspection at the Company’s headquarters for a period of ten days before the Annual Meeting.

How to Vote or Revoke Your Proxy

You can vote your shares by telephone, Internet, mail or in person at the 2010 Annual Meeting. Instructions for each voting method appear on your enclosed proxy or voting instruction card. If you are a record holder, you may revoke your proxy anytime prior to the vote at the 2010 Annual Meeting by (1) notifying Sybase in writing, (2) issuing a later proxy, or (3) voting in person at the meeting.

If you previously granted a proxy, but decide to attend the meeting in person, your proxy will be voted as previously instructed unless you vote in person at the meeting. If you hold your shares in “street name,” it means your Sybase stock is held in an account maintained by your broker, bank or other qualified agent. The stock is registered in your agent’s name for your benefit. If your shares are held in Street name, you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or agent. As a beneficial owner, you have the right to direct your broker, bank or agent how to vote and are also invited to attend the 2010 Annual Meeting. If you hold shares in “Street name” and wish to change your voting instructions, you must follow the instructions on your voting instruction card or call your broker, bank or agent. If you hold your shares in Street name, you may not vote unless you obtain a “legal proxy” from your bank, broker or agent.

Attending the Meeting

If you are a record holder and plan to vote in person at the 2010 Annual Meeting, please bring proof of identification. If you are a street name holder, you should bring proof of identification and a copy of your brokerage statement showing your share ownership as of March 31, 2010. Even if you currently plan to attend the 2010 Annual Meeting, we recommend that you submit your proxy as described above so that your vote will be counted if you later decide not to attend the Meeting.

How Your Votes Are Counted

•    One Share, One Vote. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each proposal presented at the Annual Meeting.

•    Quorum. A majority of the shares entitled to vote on the Record Date constitutes a quorum required to conduct business at the Annual Meeting. The meeting will be adjourned unless at least that number of shares is represented in person or by proxy.

•    “Votes Cast” means the votes cast on a particular matter. It includes votes “FOR,” “WITHHELD,” “AGAINST,” and “ABSTAIN,” but does not include broker non-votes (see “Broker Non-Votes,” below).

What Your Vote Means

•    On Election of Directors. You may vote “FOR” or “WITHHELD” for each nominee. A “WITHHELD” vote is counted toward a quorum only, but does not affect the outcome of the election, because directors are elected by a plurality. The eight director nominees with the greatest number of “FOR” votes (even if not a majority of Votes Cast) will be elected. There is no cumulative voting in the election of directors.

The Company’s Corporate Governance Guidelines (available at www.sybase.com/about_sybase/investorrelations under “Corporate Governance”) specify that, in an uncontested election of directors, any nominee who receives a greater number of “WITHHELD” votes than “FOR” votes shall promptly tender his or her resignation following the certification of the vote. The Company’s Board Affairs Committee will then consider the resignation and the full Board of Directors will act upon the recommendation of the Board Affairs Committee within 90 days of the certification of the stockholder vote. The Board’s determination and reasons for accepting or rejecting the resignation will be publicly disclosed in accordance with the Corporate Governance Guidelines.

•    On Other Proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN.” The vote required on each matter described in this Proxy Statement (other than the election of directors) is the affirmative vote of a majority of the Votes Cast on that matter. Abstentions are counted toward a quorum and are also counted as Votes Cast. This means an abstention has the same effect as a vote “AGAINST.”

•    What If I Don’t Vote? If you sign and return your proxy card, but don’t indicate how your shares are to be voted, your shares will be voted “FOR” all of the Company’s director nominees and “FOR” all other proposals described in this Proxy Statement. The Company’s proxy holders will have discretion to vote your shares on any new business submitted for a stockholder vote at the Annual Meeting.

•    Broker Voting and Broker Non-Votes. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Ernst & Young as the Company's independent registered public accounting firm and the proposal to approve the Amended Executive Leadership Team Incentive Plan. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you do not instruct the agent how to vote the Sybase stock in your account, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a certain matter without instructions from the beneficial owner, and such instructions are not given. Broker non-votes will be counted to determine whether a quorum is present, but are not considered “Votes Cast.”

Multiple Sets of Proxy Materials

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card. To ensure that all of your shares are voted, please vote using each proxy card that you receive.

Under applicable SEC rules, only one set of proxy materials will be delivered to multiple stockholders sharing the same address, unless we receive contrary instructions from a stockholder at that address. If you share an address with another stockholder and you wish to receive additional sets of proxy materials, please contact Investor Relations at the address noted in the next section to request these materials at no cost to you. Similarly, if you share an address with another stockholder and you want to eliminate the receipt of duplicate sets of materials, please contact us to request a single set of these materials for your household in the future.

Electronic Copies; Requesting Paper Copies

You may enroll for “paperless” electronic delivery at http://www.icsdelivery.com/sybs/index.html and receive our annual report and proxy materials for future meetings by e-mail.

Documents referenced in this Proxy Statement as being available on our website at www.sybase.com/about_sybase/investorrelations under “Corporate Governance” can also be requested in hard copy format free of charge by contacting Investor Relations, One Sybase Drive, Dublin, California 94568 (tel: 925-236-5000), e-mail: investorrelations@sybase.com.

This Proxy Statement and our Annual Report for 2009 are available on our website at www.sybase.com/about_sybase/investorrelations

Proxy Solicitation

We will pay the cost of soliciting stockholder proxies and have retained Georgeson Shareholder to assist in soliciting proxies for the Annual Meeting. The fee for such services is anticipated to be approximately $7,000, plus expenses. We may also reimburse brokers and others for their expenses in forwarding solicitation materials to beneficial owners. No additional amounts will be paid for any proxies solicited by any of our directors, officers or employees.

ELECTION OF DIRECTORS

At our 2007 Annual Meeting, our stockholders approved an amendment to our Restated Certificate of Incorporation to reorganize our Board of Directors into a single class. At our 2010 Annual Meeting all of our eight-member Board of Directors will stand for election. The Company’s director nominees and the expiration of their current terms are as follows:

Director	Current Term Expires
John S. Chen	2010
Alan B. Salisbury	2010
Michael A. Daniels	2010
Richard C. Alberding	2010
Jack E. Sum	2010
Cecilia Claudio	2010
L. William Krause	2010
Robert P. Wayman	2010

All of the directors other than Mr. Chen are non-employee directors. The directors to be elected at the Annual Meeting will hold office until their term expires at the Annual Meeting of Stockholders in 2011, or until their earlier resignation or removal. All of the Company’s nominees have advised the Company that they will serve if elected. Your shares will be voted as you instruct, but if you submit your proxy without voting instructions, your shares will be voted “FOR” the election of the Company’s nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE EIGHT COMPANY NOMINEES

Director Biographical Information

The following biographies of each of the directors below contains information regarding the person’s service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board Affairs Committee and the Board to determine that the person should serve as a director for the Company beginning in 2010. There are no family relationships among any Company executive officers or directors.

John S. Chen Director since 1997 Age 54
Mr. Chen has been Chairman, Chief Executive Officer, and President of Sybase, Inc. since November 1998. From February through November 1998, he served as co-Chief Executive Officer. Mr. Chen joined Sybase in August 1997 as Chief Operating Officer and served in that capacity until February 1998. From March 1995 to July 1997, Mr. Chen was President of the Open Enterprise Computing Division of Siemens Nixdorf, a computer and electronics company, and Chief Executive Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf. He is also a current director of The Walt Disney Company, an entertainment and media company and Wells Fargo & Co., a national bank. Mr. Chen has extensive executive experience in the software and technology industry and experience serving as a director of large public companies.

Richard C. Alberding Director since 1993 Age 79
Mr. Alberding served as an Executive Vice President of Hewlett-Packard Company, a computer and electronics company, before retiring from that company in 1991 when he was responsible for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate level marketing activities. Mr. Alberding joined HP in 1958 and served in various domestic and international management positions, including positions in research and development, manufacturing and marketing as well as responsibility for international regions. Mr. Alberding is also a director of PC-TEL, a wireless software company, and has served as a director of Stratex Networks, a communications company, retiring in 2006 when that company was sold. Mr. Alberding has extensive domestic and international executive experience in the technology industry and significant experience serving as a director of public companies, including software and technology companies.

Cecilia Claudio Director since 1999 Age 55
Ms. Claudio has served as Vice President and General Manager of the Enterprise Solutions group of Hewlett-Packard, a computer and electronics company since July 2008. From February 2007 to July 2008, Ms. Claudio served as Senior Vice President and Chief Information Officer of SanDisk Corporation, a flash memory data storage company. From October 2005 to January 2007, Ms. Claudio served as Chief Information Officer of Mercury Interactive Corporation, a business technology optimization software provider. From October 2004 to October 2005, Ms. Claudio served as Chief Information Officer and Vice President, Engineering for Align Technology, a technology-based orthodontic manufacturer. In May 2004, Ms. Claudio was named an Executive in Residence at Clearstone Venture Partners, a venture capital firm and continues to serve in an advisory capacity for Clearstone. From March 2003 to October 2004, Ms. Claudio served as the Executive Vice President and Chief Information Officer of Zurich Financial Services, the parent company of Farmers Group, Inc., a large automobile and home insurance company. From June 1998 to March 2003, Ms. Claudio served as Senior Vice President and Chief Information Officer of Farmers Group, Inc. Ms. Claudio has extensive executive experience in the software, technology and financial services industries, including experience serving as Chief Information Officer at several large public companies.

Michael A. Daniels Director since 2007 Age 64
Mr. Daniels has been a Consulting Employee at Science Applications International Corporation (SAIC), a scientific, technical and professional services firm, since May 2004. From May 2005 to November 2006, he served as the chairman of the board of Mobile 365, Inc. and served as its Chief Executive Officer from December 2005 to August 2006. Sybase acquired Mobile 365, Inc. in November 2006 and renamed it Sybase 365, Inc. From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at SAIC including Sector Vice President from February 1994 to May 2004. Mr. Daniels served as Chairman of the board of directors of Network Solutions, Inc., an Internet company, from March 1995 to June 2000 when Verisign purchased Network Solutions. From June 2007 to July 2009, Mr. Daniels served on the board of directors of Luna Innovations, a high technology manufacturer. Mr. Daniels has extensive executive experience in the technology industry and experience serving as a director of public companies, including software and technology companies.

L. William Krause Director since 1995 Age 67
Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., a high performance networking systems provider, from April 2002 to September 2006 and was CEO from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and CEO of Exodus Communications, Inc., which he guided through Chapter 11 bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Brocade Communications Systems, Inc., a networking solutions and services company, Coherent, Inc., a laser and precision optics manufacturer, and Core-Mark Holding Company, Inc., a distributor of packaged consumer goods. Mr. Krause served as a director of Packeteer, Inc, from March 2001 to June 2008 and Trizetto Group, Inc. from July 2005 to August 2008. Mr. Krause has extensive executive experience in the technology industry and significant experience serving as a director of public companies, including software and technology companies.

Alan B. Salisbury Director since 1993 Age 73
Mr. Salisbury has been an independent management consultant to the information technology industry since July 1999. He retired from the U. S. Army in 1987, where as a Major General he commanded the Information Systems Engineering Command, with responsibility for developing, acquiring and supporting all Army information systems hardware and software worldwide. From 1987 through 1991, he headed R&D for Contel Corporation, then the third largest independent telephone company, and from 1991-1993 he served as COO of the Microelectronics and Computer Technology Corp (MCC), an IT development consortium. From August 1998 through June 1999, he served as Chairman of the U.S. subsidiary of Learning Tree International, a provider of advanced technology and technical management training. From 1993 through June 1999, Mr. Salisbury served as Learning Tree International’s President, and he served as a director from June 1994 through June 2001. He also served as a director of Template Software, Inc., an enterprise application integration and tools development company, from January 1998 through December 1999. Mr. Salisbury has extensive executive experience in the technology industry and experience serving as a director of public companies, including software and technology companies.

Jack E. Sum Director since 2004 Age 67
Mr. Sum joined PricewaterhouseCoopers (PwC), an accounting firm, in 1968 and served as a partner from 1980 until his retirement in July 2003. Beginning in 1995, Mr. Sum served as the firm’s San Francisco Bay Area Audit Methods Partner and Risk Management Partner. During his career with PwC, Mr. Sum was responsible for audit, tax and consulting efforts for a variety of national and multinational companies ranging in size from $5 million to $10 billion in sales. Mr. Sum is a member of the California Institute of Certified Public Accountants. Mr. Sum has extensive experience in auditing and accounting for public and private companies, including software and technology companies.

Robert P. Wayman Director since 1995 Age 64
In January 2007, Mr. Wayman retired from his position as Chief Financial Officer of Hewlett-Packard Company, a computer and electronics company, a position he held since 1984, and as HP’s Executive Vice President, Finance and Administration, a position he held since 1992. Mr. Wayman was named HP’s Chief Executive Officer on an interim basis in February 2005 and served in this capacity until March 2005. From February 2005 to March 2007, Mr. Wayman served as an HP director; he previously served as an HP director from December 1993 through May 2002. He is a director of Affymetrix, Inc., a developer of tools to analyze complex genetic information, and a director of Carefusion, Inc. a developer of medical devices and technology. Mr. Wayman is a member of the Advisory Board to Northwestern University Kellogg School of Management. Mr. Wayman has extensive executive experience in the technology industry and experience serving as a director of public companies, including software and technology companies.

Executive Officer Biographical Information

The following table sets forth information about our current executive officers. Information for John S. Chen is provided in the director table above.

Marty Beard President, Sybase 365 Age 47
Mr. Beard has served in his present capacity since November 2006. From February 2003 to November 2006 Mr. Beard was Senior Vice President, Corporate Development and Marketing. From August 2000 through January 2003, Mr. Beard was Vice President, Corporate Development. Before joining Sybase, Mr. Beard was Vice President of Oracle Online, a division of Oracle Corporation, a database software company, from June 1999 through July 2000. Prior to that he served as Senior Director, Mid-Market Business Solutions for Oracle beginning in July 1997. From June 1993 through June 1997, Mr. Beard was Staff Director, Corporate Strategy and Development for Pacific Telesis Group, a telecommunications company.

Steven M. Capelli President, Worldwide Field Operations Age 52
Mr. Capelli has served in his present capacity since August 2006. From January 2005 to August 2006 he served as Senior Vice President and General Manager, North America Operations. From February 2004 to January 2005 he served as Senior Vice President and General Manager, Worldwide Partner Group. Immediately prior to that, he served as Senior Vice President and General Manager, Worldwide Field Organization beginning in January 2003. Before that, Mr. Capelli served as Senior Vice President and General Manager, North American Operations from March 1998 through July 2002. Before joining Sybase in December 1997, Mr. Capelli worked for Siemens-Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, from August 1992 to December 1997. During that time, he held several positions including Chief Financial Officer, Vice President of Inter Continental Sales and Director of Field Operations. From January 2005 to November 2005, Mr. Capelli served on the board of Apropos Technology, Inc., a publicly traded business communication software firm.

Daniel R. Carl Vice President, General Counsel and Secretary Age 57
Mr. Carl has served in his present capacity since April 1999. Immediately prior to that, he served as Director of European Legal Affairs beginning in January 1997. Mr. Carl has been a Vice President of Sybase since May 1996, and served as Associate General Counsel from 1992 to April 1999.

Billy Ho Senior Vice President Product and Technology Operations Age 53
Mr. Ho has served in his present capacity since January 2007. From April 2003 to December 2006 he served as Senior Vice President and General Sales Manager OEM Sales. Beginning in October 2001 Mr. Ho served as Senior Vice President and General Manager, e-Business Division. Prior to that he held the position of Senior Vice President of Product Development and Marketing, e-Business Division from July 2001 to October 2001. Before that he held the position of Vice President of Product Development, Enterprise Solutions Division from October 1998 to July 2001. Mr. Ho joined Sybase in 1997 as Director of Engineering.

Keith Jensen Vice President and Controller Age 51
Mr. Jensen has served in his present capacity since November 2007. From February 2006 to November 2007 he served as Senior Director of Finance. Before joining Sybase, from October 1999 to January 2006, Mr. Jensen was the chief financial officer for Dorado Network Systems, a provider of software solutions to financial service companies. Mr. Jensen previously held several positions with Coopers & Lybrand, including audit manager.

Raj Nathan Executive Vice President and Chief Marketing Officer Age 56
Dr. Nathan has served in his present capacity since January 2010. From January 2007 to January 2010 he served as Senior Vice President and Chief Marketing Officer. From February 2004 to December 2006 he served as Senior Vice President and General Manager, Infrastructure Platform Group. Immediately prior to that, he served as Senior Vice President and General Manager, Enterprise Solutions Division beginning in December 2000. Joining Sybase in November 1997, he served as Senior Vice President, Corporate Program Office and later as Senior Vice President and General Manager of the Internet Applications Division until December 2000. From May through November 1997, he served as President and Chief Executive Officer of Siemens Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, and held a number of executive positions with Siemens Pyramid prior to that.

Jeffrey G. Ross Senior Vice President and Chief Financial Officer Age 45
Mr. Ross has served in his present capacity since November 2007. From August 2004 to November 2007 he served as Corporate Controller. From July 2000 to August 2004 he served as Group Director of Tax and Accounting. Mr. Ross has held various other positions since joining Sybase in 1997. Before joining Sybase, Mr. Ross held several positions with Price Waterhouse, including senior manager in international tax.

Terry Stepien President iAnywhere Solutions, Inc. Age 51
Mr. Stepien has served in his present capacity since May 2000. Prior to that he had served as Senior Vice President and General Manager of Sybase’s Mobile and Embedded Computing Division (MEC) since March 1999. From September 1998 to March 1999, he was Vice President and General Manager of MEC. From September 1996 to September 1998, he served as Vice President, Marketing for Database Products. Mr. Stepien was Vice President, Marketing for Workplace Database Products from February 1995 to September 1996.

Nita C. White-Ivy Vice President Worldwide Human Resources Age 63
Ms. White-Ivy has served in her present capacity since March 1998. Prior to that, she was a human resources consultant to Sybase beginning in January 1998. Before joining Sybase, she was with Siemens Pyramid, a computer and electronics company, serving as Sr. Director Human Resources from 1992 to February 1994 and as Vice President of Worldwide Human Resources from February 1994 to October 1997.

Non-Employee Director Compensation

During 2009, the Company paid fees to its non-employee directors according to the following table. The Company generally reviews non-employee director compensation annually. All retainers are paid in four quarterly installments, but are discontinued upon a director’s resignation if not already earned. The Company has stock ownership guidelines that require all senior executives and directors to hold a minimum investment position in the Company, which for directors is equal to three times the annual base cash retainer. The stock ownership guidelines are posted on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations. See “Compensation Discussion and Analysis -- Stock Ownership Guidelines” on page 31 for a discussion of the stock ownership guideline requirements applicable to Company officers.

Annual retainer	$32,600
Per Regular Board meeting attended in person, by video or phone	1,800
Per Special Board meeting exceeding one hour (attended in person,	1,800
by video or telephone)
Per Regular or Special Committee meeting exceeding one hour
(attended in person, by video or phone):
- Board Affairs Committee – Chairperson	1,900
- Board Affairs Committee - Committee member	1,600
- Audit Committee and Compensation Committee –	1,900
Chairperson or Committee member
Additional annual retainer for Board Affairs Committee chairperson	8,000
Additional annual retainer for Compensation Committee chairperson	14,000
Additional annual retainer for Audit Committee chairperson	16,000
Additional annual retainer for lead independent director	20,000
Out-of-pocket travel expenses associated with meeting attendance	Actual reasonable

Under our Amended and Restated 2003 Stock Plan (the “2003 Plan”), on the last day of the first regularly scheduled Board meeting in a calendar year each non-employee director who has served for at least five months shall be granted an award having an imputed value (as defined in the 2003 Plan) determined by the board which shall not exceed $400,000. Under the 2003 Plan, any new non-employee director appointed after the adoption of the 2003 Plan shall receive an initial grant having an imputed value determined by the board which shall not exceed $800,000.

DIRECTOR COMPENSATION PAID IN 2009

Name	Fees	Stock	Option	Non-Equity	Change in	All Other	Total
(1)	Earned	Awards	Awards	Incentive Plan	Pension	Compensation	($)
	or	($)(2)	($)(3)(4)	Compensation	Value and	($)
	Paid in			($)	Nonqualified
	Cash				Deferred
	($)				Compensation
					Earnings
					($)

Richard C.	49,300	171,997	43,293	0	0	0	264,590
Alberding
Cecilia	47,400	171,997	43,293	0	0	0	262,690
Claudio
Michael A.	63,300	171,997	43,293	0	0	0	278,590
Daniels
L. William	63,000	171,997	43,293	0	0	0	278,290
Krause
Alan B.	55,700	171,997	43,293	0	0	0	270,990
Salisbury
Jack E.	63,400	171,997	43,293	0	0	0	278,690
Sum
Robert P.	73,800	171,997	43,293	0	0	0	289,090
Wayman

1.	Mr. Chen, the Company’s only employee director, does not receive compensation, expense reimbursement, or stock option grants for serving as a director or for attending Board or committee meetings. Mr. Chen’s 2009 compensation information is set forth in the “Summary Compensation Table” on page 33.

2.	The amounts in the column titled “Stock Awards” reflect the grant date fair value of restricted stock awards made in 2009 computed in accordance with FASB ASC Topic 718. The Company did not grant any stock awards to members of the Board of Directors prior to 2009. On February 2, 2009 the Company granted to each non-employee director a restricted stock award of 6,225 shares. This grant vested in full on the first anniversary of the grant date. All grants were made under the Company’s Amended and Restated 2003 Stock Plan.

3.	The amounts in the column titled “Option Awards” reflect the grant date fair value of option awards made in 2009 computed in accordance with FASB ASC Topic 718. Each non-employee director received an option grant for 4,232 options with four year monthly vesting on February 2, 2009. All grants were made under the Company’s Amended and Restated 2003 Stock Plan.

4.	As of December 31, 2009, the aggregate number of outstanding option awards (vested and unvested) for each of the non-employee directors was as follows:

Mr. Alberding	190,232
Ms. Claudio	73,316
Mr. Daniels	50,232
Mr. Krause	146,232
Mr. Salisbury	134,232
Mr. Sum	62,232
Mr. Wayman	160,232

CORPORATE GOVERNANCE MATTERS

Sybase is committed to strong principles of corporate governance and business ethics. The Company is in compliance with all applicable corporate governance requirements of the NYSE, the SEC, and the Sarbanes-Oxley Act of 2002. A link to the Company’s Statement of Values and Business Ethics, which contains a summary of the Conflict of Interest policy is available on the home page of the Company’s website, Sybase.com, under “Code of Ethics.”

Corporate Governance Guidelines

The Board’s Corporate Governance Guidelines comply with NYSE listing standards. These policies are intended to guide the Company and the Board on a variety of corporate governance matters including director responsibilities, director independence, Board composition, director continuing education, Board committees, and management development and succession planning. Our Corporate Governance Guidelines are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.

Board Independence

None of our non-employee directors have any direct or indirect material relationships with the Company, and each of them is “independent” within the meaning of the Company’s director independence standards set forth in our Corporate Governance Guidelines and the NYSE listing standards regarding director independence. As set forth in our Guidelines, a director’s relationship with the Company is considered “material” if, in the judgment of the Board as a whole, such relationship would interfere with a director’s independent judgment with respect to the Company.

Board of Directors and Board Committees

The Board of Directors held six (6) meetings during 2009, and each director attended 75% or more of the total of all Board and committee meetings held last year during his or her service as a director or committee member. Our directors are invited, but are not required, to attend our Annual Meeting of Stockholders. Last year, Mr. Chen attended the Annual Meeting.

The Board currently has three standing committees -- Audit, Compensation, and Board Affairs -- each of which operates under a written charter adopted by the Board. All of the committee charters are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations. The table below shows the number of Board committee meetings held during 2009, current committee membership, and each committee’s principal functions.

Board Committees	Principal Functions
Audit (1) Mr. Sum (Chair)(2) Mr. Krause (2) Mr. Wayman(2)
  carries out mandates of Audit Committee Charter, including the following:
  selection, engagement, and oversight of the Company's independent auditors pre-approval of all audit and non-audit related services to the Company and its subsidiaries oversight of the Company’s internal controls, disclosure controls, internal audit function, and independent audit of Company’s financial statements receipt and investigation of all complaints and concerns regarding the Company’s internal controls, and audit and accounting practices
  10 meetings in 2009

Compensation (3) Mr. Daniels (Chair) Mr. Alberding Ms. Claudio Mr. Salisbury
  carries out mandates of the Compensation Committee Charter, including the following:
  determination of CEO’s compensation for ratification by the full Board based on CEO’s performance against goals determined by the full Board review and approval of compensation, including cash incentive compensation plans and equity-based plans for Section 16 officers oversight and risk management of all Company compensation policies to assure their alignment with the long-term interests of the Company’s stockholders determines and approves the compensation for the non-employee members of the Board of Directors
  6 meetings in 2009

Board Affairs Mr. Krause (Chair) Mr. Wayman Mr. Salisbury
  carries out the mandates of the Board Affairs Committee Charter, including the following:
  management and oversight of the Company’s Corporate Governance Guidelines consideration and recommendation of all director nominees
  oversight of initial and on-going director education, Board composition, and Board and committee evaluations
  5 meetings in 2009

(1)	No Audit Committee member serves on the audit committee of more than three public companies.

(2)	Our board of directors has determined that Mr. Wayman, Mr. Krause and Mr. Sum are audit committee financial experts as such term is defined under Item 407(d)(5) of Regulation S-K.

(3)	No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or has had any relationship with the Company, any of its subsidiaries or any other entity that is required to be disclosed in this Proxy Statement.

Board Leadership Structure, Lead Independent Director and Executive Sessions

Our Board is responsible for the selection of the Chairman of the Board and the Chief Executive Officer. Under our Corporate Governance Guidelines, the Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman should be separate and, if they are to be separate, whether the Chairman should be selected from the non-employee Directors or be an employee.

Our Corporate Governance Guidelines provide for the Board designation of a Lead Independent Director from time to time. The Lead Independent Director is responsible for calling all special meetings of the independent directors, chairing all meetings of the independent directors, and performing such other responsibilities as designated by a majority of the independent directors from time to time. Mr. Wayman is the current Lead Independent Director and has served in such capacity since May 1998.

Our Board has determined that Sybase’s current Board structure that combines the Chief Executive Officer and Chairman positions and provides for a Lead Independent Director is the most appropriate leadership structure for Sybase and its stockholders because it provides the Board with both (i) company specific experience and strategic focus and (ii) independent oversight of management.

As part of our regular Board meetings, our independent directors meet in executive sessions separate from Company management and directors who are also employees of the Company.

Risk Oversight

The Board administers its risk oversight duties directly and with the assistance of the Audit Committee. The CEO is responsible for leading our enterprise risk planning efforts, which include the identification, prioritization and mitigation of risks faced by the company and the integration of this effort as a part of our business practices. This process is facilitated by Internal Audit, and includes regular meetings with executive leadership team members to identify, prioritize and update monitoring of risks which may prevent the company from achieving its strategic objectives. Internal Audit regularly updates the Audit Committee on enterprise risk planning and discusses these efforts with the full Board and other Board committees as appropriate. In addition to our enterprise risk planning efforts, operational, strategic, financial, regulatory and other material risks that are identified by management are communicated and discussed with the Board or Board committees as appropriate.

Communicating with our Board

You may communicate in writing with any or all of Sybase’s directors via U.S. mail addressed to the Chairperson of the Board Affairs Committee c/o Sybase’s Corporate Secretary, One Sybase Drive, Dublin, California 94568. The Corporate Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated, and will forward correspondence directly to the directors as appropriate. This process has been approved by a majority of the independent directors.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership, and has delegated the screening and recruitment process to the Board Affairs Committee. The Board Affairs Committee has adopted Policies and Procedures for Director Candidates intended to ensure the selection of qualified candidates who support the Company’s strategies, as well as its business and corporate governance principles. The Committee has not adopted minimum qualifications for director candidates. Rather, in evaluating potential director candidates, including those proposed by stockholders and others, the Committee takes into account a wide variety of factors including each candidate’s suitability, professional qualifications, character, judgment, independence, diversity and expertise in relation to the composition and performance of the Board as a whole. The effectiveness of the Board’s diverse mix of skills and experiences is considered as part of each Board self-evaluation. From time to time, the Board Affairs Committee has retained a search firm to assist it in identifying potential director candidates; however, the nature, scope and expense of each such engagement is determined on a case-by-case basis and there are no standing arrangements between the Board Affairs Committee and any particular firms for this purpose. Our Policies and Procedures for Director Candidates are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.

Stockholder Nominations for Director

The Board Affairs Committee considers director nominees recommended by our stockholders. Stockholder recommendations must be submitted in writing to Sybase, Inc., Attn: Corporate Secretary, One Sybase Drive, Dublin, California 94568, and must include certain prescribed information, including the proposed candidate’s personal and business information, the class and number of Company securities the candidate owns, and a description of the proposed candidate’s relationships with the Company and the recommending stockholder. Recommendations must also be accompanied by personal references, including a supporting statement from the recommending stockholder regarding a proposed candidate’s character and judgment. Our Policies and Procedures for Director Candidates (available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations) describes other relevant criteria, as well as the Board Affairs Committee’s process for evaluating and identifying director candidates selected and recommended to the full Board for nomination.

For any director nominees that a stockholder seek to propose at an Annual Meeting, the stockholder must give timely notice of the proposed stockholder nomination to our Corporate Secretary in accordance with our Bylaws, which generally require that our Corporate Secretary receive notice within the time period described under “Deadline for Receipt of Stockholder Proposals and Nominations for the 2011 Annual Meeting” on page 49. Section 2.5 of our Bylaws also require timely receipt of certain biographical information about the nominee, information about the nominee’s ownership interest in the Company, information about the stockholder proposing the nominee’s ownership interest in the Company, information regarding the relationship between the nominee and the stockholder proposing the nominee, and the other matters set forth in Section 2.5 of the Bylaws.

STOCK OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS

This table shows how Sybase shares were beneficially owned as of the March 31, 2010 record date by (i) entities holding more than 5% of our issued and outstanding Common Stock, (ii) by each current director and Company nominee for director, (iii) each Named Executive Officer named in the “Summary Compensation Table” on page 33, and (iv) all current directors and executive officers as a group. On the Record Date, 83,042,556 shares of Common Stock were issued and outstanding.

	Shares Beneficially	Approximate Percent
Name of Beneficial Owner	Owned (#)	of Class (%)
FMR LLC (1)	12,209,851	14.7
82 Devonshire Street
Boston, MA 02109
BlackRock, Inc. (2)	7,150,192	8.61
40 East 52nd Street
New York, NY 10022

John S. Chen (3)(4)(5)	1,672,010	1.98

Marty Beard (3)(4)(5)	116,146	*

Steve Capelli (3)(4)(5)	249,115	*

Raj Nathan (3)(4)(5)	84,388	*

Jeffrey Ross (3)(4)(5)	71,374	*

Richard C. Alberding (3)(4)	72,269	*

Cecilia Claudio (3)(4)	59,618	*

Michael A. Daniels (3)(4)	41,217	*

L. William Krause (3)(4)	118,759	*

Alan B. Salisbury (3)(4)	123,759	*

Jack E. Sum (3)(4)	53,534	*

Robert P. Wayman (3)(4)	152,759	*

All current executive officers and directors as a group	3,074,691	3.61
(17 people) (3)(4)(5)
____________________

* less than 1%

(1)	Based on Schedule 13G filed with the SEC on February 16, 2010, Fidelity Management & Research Company through its wholly-owned subsidiary, FMR LLC, claims beneficial ownership and sole dispositive power of 12,209,851 shares of the Company’s Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of the Fidelity Disciplined Equity Fund amounted to 5,210,000 shares and the ownership of the Fidelity Growth Company Fund amounted to 4,656,300 shares. FMR LLC has sole voting power with respect to 7,770 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of 12,202,891 shares owned by FMR LLC. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees.

(2)	Based on and amended Schedule 13G filed with the SEC on January 29, 2010, BlackRock Inc., a parent holding company claims beneficial ownership, sole voting power and sole dispositive power as to 7,150,192 shares. On December 1, 2009 BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA and certain affiliates and filed its amended Schedule 13G to include Barclays Global Investors entities as subsidiaries for purposes of Schedule 13G filings.

(3)	Number of shares includes (i) shares subject to stock options or stock option appreciation rights that are exercisable within 60 days of the Record Date (see footnote 4 below), and (ii) restricted stock subject to the Company’s repurchase right (see footnote 4 below). Unless otherwise noted, each named stockholder has sole voting and investment power with respect to all beneficially owned securities, subject to applicable community property laws and to the information contained in the footnotes to the table. Unless otherwise indicated, the address for each named stockholder is c/o Sybase, Inc., One Sybase Drive, Dublin, California 94568.

(4)	Includes the following shares subject to stock options and stock option appreciation rights (SARs) that are exercisable within 60 days of the Record Date and unvested restricted stock purchase rights:

	Sybase Stock Options	Service-Based	Performance-Based
	and SARs Exercisable	Restricted Stock	Restricted Stock
	w/in 60 days (#)	(# of exercised shares)	(# of exercised shares)
Mr. Chen	1,235,525	95,682	287,048
Mr. Beard	41,182	18,612	55,947
Mr. Capelli	110,293	26,665	79,964
Mr. Nathan	2,923	14,379	43,136
Mr. Ross	23,315	9,309	33,017
Mr. Alberding	63,292	4,242	0
Ms. Claudio	54,376	4,242	0
Mr. Daniels	30,750	4,242	0
Mr. Krause	105,292	4,242	0
Mr. Salisbury	115,292	4,242	0
Mr. Sum	43,292	4,242	0
Mr. Wayman	141,292	4,242	0
All current executive	2,038,887	230,116	610,326
officers and directors

Performance-based restricted stock listed in the table above includes the following: (i) grants made in February 2008 where vesting is subject to the Company’s achievement of certain revenue, cash flow and return on invested capital thresholds, (ii) grants made in February 2009 where vesting is subject to the Company’s achievement of certain revenue, cash flow and return on invested capital thresholds, and (iii) grants made in February 2010 where vesting is subject to the Company’s achievement of certain revenue, cash flow and return on invested capital thresholds. Performance-based restricted stock shares will vest, and the Company’s repurchase right will lapse, three years from the grant date, in full or partially, based upon the achievement of performance at or above the thresholds set forth in each grant. If vesting thresholds are not met or the holder’s employment with the Company ceases, the unvested shares will be forfeited back to the Company.

Service-based restricted stock included in the table above includes unvested restricted stock purchase rights issued in February 2008, February 2009 and February 2010 with $0.00 per share purchase prices and remain subject to the Company’s repurchase right if an employee terminates within three years of the grant date.

(5)	The following table shows beneficial ownership of common stock of iAnywhere Solutions, Inc. (“iAS”), a majority- owned Sybase subsidiary, as of the Record Date, by the Company’s executive officers. None of the Company’s non-employee directors were issued or hold iAS stock options or common stock. All of the securities reflected in the table are stock options to purchase common stock that are vested and exercisable within 60 days of the Record Date. iAS only has preferred stock outstanding, there are no shares of iAS common stock issued and outstanding.

	iAS Common Stock	Approximate Percent
	Beneficially Owned (#)	of Class (%)
Mr. Chen	1,070,000	*
Mr. Beard	20,000	*
Mr. Capelli	0	*
Dr. Nathan	25,000	*
Mr. Ross	0	*
All current Sybase executive	3,110,000	*
officers and directors as a group
(17) people
*Not meaningful since no shares of iAS common stock are currently issued and outstanding.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“EY”), independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2010, and recommends that the stockholders ratify such selection. In the event of a negative vote, the Audit Committee will reconsider its selection. EY (or its predecessor) has audited the Company’s annual financial statements since the Company’s inception in 1984, and is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and applicable rules adopted by the SEC regarding mandatory audit partner rotation. Representatives of EY are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Fees paid for professional services provided by EY in each of the last two fiscal years in each of the following categories are as follows:

	2009 ($)	2008 ($)
Audit Fees	$4,183,000	$4,508,000
Audit-Related Fees	26,500	316,403
Tax Fees	712,900	974,600
TOTAL	$4,922,400	$5,799,003

Audit Fees include fees associated with the Company’s annual audit, the reviews of the Company’s filings with the SEC during the fiscal year, including its quarterly reports on Form 10-Q for the periods indicated, assistance with financial statements included in registration statements and reports filed with the SEC, accounting consultations and Sarbanes-Oxley Section 404 attestation work.

Audit-Related Fees include fees not directly related to the attest services for our financial statements and include due diligence in connection with acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions.

Tax Fees include tax compliance and international tax advice and planning services.

The Audit Committee did not approve payment for any services pursuant to the de minimis exception (i.e., services that, if rendered, would compromise auditor independence but were (i) less than 5% of the total fees paid to EY for the years noted; (ii) not recognized as non-audit services at the time of engagement; and (iii) brought to Audit Committee’s attention and approved prior to the completion of the audit). The Audit Committee of the Board of Directors determined that the non-audit services provided by EY as described above are compatible with maintaining such auditors’ independence.

Pre-Approval Policies and Procedures. During 2009, the Audit Committee pre-approved 100% of the fees described in the above table in accordance with its pre-approval policies and procedures. Generally, at the beginning of each fiscal year, the Audit Committee reviews a written report prepared by the independent auditor describing the proposed scope of services in each of the above categories for that year, including estimated fees and costs related to each activity. The independent auditor is not authorized to undertake any activities on behalf of the Company unless and until the Audit Committee has approved the auditor’s scope of services report. The Audit Committee regularly oversees and monitors all activities performed by (and all fees paid to) the independent auditor. The Audit Committee may authorize the CFO to engage the independent auditor directly to perform non-audit services that have been pre-approved by the Audit Committee, and that do not exceed a specified maximum dollar amount. The CFO is required to report all such engagements to the Audit Committee on a regular basis.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors in accordance with its amended and restated charter, as adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Company’s 2009 Annual Report on Form 10-K, and discussed the quality (not merely acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also provided direct oversight over the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act relating to maintaining effective internal controls and the Company’s engagement of the independent registered public accounting firm that opined on the Company’s compliance with Section 404. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. Accordingly, the Committee has discussed with such auditors the matters required to be discussed under Statement on Auditing Standards 61, as modified or supplemented, including such auditors’ judgments as to the quality and acceptability of the Company's accounting principles, as well as other matters required to be discussed by the auditors with the Committee under generally accepted auditing standards. The Committee has also received the written disclosures and the letter from the independent accountants pursuant to the applicable requirements of the Public Company Accounting Oversight Board, and has discussed the matter of auditor independence from management and the Company with the Company’s independent auditors. The Committee also considered the compatibility of non-audit services with the auditors' independence. The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the Company’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) inclusion of the Company’s audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009.

Report submitted by:

Jack E. Sum (Chairman)
L. William Krause
Robert P. Wayman

APPROVAL OF AMENDED EXECUTIVE LEADERSHIP TEAM INCENTIVE PLAN

In March 2005, the Board adopted the Executive Leadership Team Incentive Plan and this plan was approved by the stockholders at the 2005 Annual Meeting. In February 2010 the Board approved the adoption of the Amended Executive Leadership Team Incentive Plan (the "Incentive Plan") and directed that the Incentive Plan be submitted to stockholders for approval at the 2010 Annual Meeting.

Once approved by stockholders, the Incentive Plan is designed to allow the Company’s annual performance-based cash bonuses to executive officers to qualify as tax deductible under the performance-based exception pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

The Company’s executive officers currently participate in the Incentive Plan and receive annual awards tied to the Company’s attainment of specified revenue and profit before tax targets. The Incentive Plan is designed to continue the Executive Leadership Team Incentive Plan’s goal of attracting, retaining and rewarding executive officers by linking bonus payments to the attainment of corporate performance goals. Subject to approval by the stockholders at the 2010 Annual Meeting, in early 2010 the Company’s issued awards under the Incentive Plan tied to fiscal year 2010 performance with targeted and maximum bonuses set forth under the Incentive Plan. If the Incentive Plan is not approved by the stockholders, the Incentive Plan will terminate and any outstanding awards tied to fiscal year 2010 performance will not be paid.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Summary of the Executive Leadership Team Incentive Plan

Eligibility. Participants in the Incentive Plan are executive officers and key employees who are chosen solely at the discretion of the Compensation Committee. Because the Company's executive officers are eligible to receive awards under the Incentive Plan, the executive officers have an interest in this proposal. No person is automatically entitled to participate in the Incentive Plan in any Incentive Plan year. The Company may also pay discretionary bonuses, or other types of compensation, outside of the Incentive Plan.

Purpose. The purpose of the Incentive Plan is to motivate the participants to achieve certain corporate and business unit performance objectives and to reward them when those objectives are satisfied. If certain requirements are satisfied, bonuses issued under the Incentive Plan may qualify as deductible "performance-based compensation" within the meaning of Code Section 162(m).

Administration. The Incentive Plan will be administered by the Compensation Committee of the Board. Subject to the limitations on discretion imposed by Section 162(m) of the Code, the Compensation Committee shall have such powers as may be necessary to administer the Incentive Plan, including authority to construe and interpret terms of the Incentive Plan, to determine awards, eligibility, and the amount, manner and time of payment for awards.

Determination of Awards. Under the Incentive Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee in connection with the commencement of a performance period. The performance criteria the Compensation Committee may choose from may include one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period's results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP"), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles:
  revenue (on an absolute basis or adjusted for currency effects)
  cash position
  earnings per share
  net income (which may include earnings before interest and taxes, earnings before taxes and net earnings)
  operating cash flow (or free cash flow)
  operating income
  return on assets (or net assets)
  return on equity (or return on capital or return on investment)
  return on sales
  operating margin
  total stockholder return
  GAAP profit before tax
  pro forma profit before tax
  gross margin
  operating expenses or operating expenses as a percentage of revenue stock price
  growth in stockholder value (total stockholder return) relative to the moving average of the S&P 500 Index or another index economic value added
  operating profit or net operating profit
  market share
  contract awards or backlog
  overhead or other expense reduction

  credit rating
  objective customer indicators
  new product invention or innovation
  attainment of research and development milestones
  improvements in productivity
  attainment of objective operating goals
  objective employee metrics
The performance criteria may differ for each participant. The Compensation Committee shall appropriately adjust any evaluation of performance under a performance criterion to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial conditions and results of operations appearing in the Company's annual report on Form 10-K to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company's or a business unit's reported results. The Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Incentive Plan.

Payment of Awards. All awards will be paid in cash as soon as is practicable following determination of the entitlement to an award, but in no event later than 90 days after the end of the applicable award period. Subject to compliance with Code Section 409A, the Committee may also defer the payment of awards in its discretion, as necessary or desirable to preserve the deductibility of such awards under Code Section 162(m) and may in its discretion permit a participant to defer receipt of cash that would otherwise be received under the Incentive Plan.

Maximum Award. The amounts that will be paid pursuant to the Incentive Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Incentive Plan in any fiscal year is $5,000,000.

Amendment and Termination. The Compensation Committee may amend, suspend or terminate the Incentive Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Incentive Plan or in any award granted thereunder. The Compensation Committee may amend or modify the Incentive Plan in any respect, or terminate the Incentive Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Federal Income Tax Consequences. Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Incentive Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, the Company will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups. Awards under the Incentive Plan are determined based on actual future performance, so the value of future awards is not determinable. The following table sets forth information with respect to awards granted in February 2010 under the Incentive Plan with respect to performance based bonuses tied to fiscal 2010 performance to all Named Executive Officers and all current executive officers as a group, (no other employees participate in the Incentive Plan):

	Targeted 2010	Maximum 2010
	Incentive Plan Bonus	Incentive Plan Bonus
John S. Chen	$1,500,000	$3,375,000

Jeff Ross	$237,783	$535,012

Marty Beard	$280,152	$1,120,608

Steve Capelli	$420,473	$1,513,703

Raj Nathan	$300,000	$600,000

All Executive Officers	$3,854,289	$10,066,324
as a group

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Programs

The Company’s executive compensation programs support the Company’s primary objective of creating value for its stockholders. The programs are designed to:
  Attract and retain the key senior management talent necessary to grow the enterprise.

  Provide a compensation program competitive with publicly traded technology peer companies against which the Company competes for senior management talent.

  Motivate the senior management team to achieve or exceed key objectives by making a significant portion of individual compensation directly dependent on the Company’s achievement of financial goals, and by providing significant rewards for exceeding those goals.

  Offer the senior management team a total compensation package that is centered around compensation which is not guaranteed but is earned based on the Company’s performance in order to align management’s interests with those of stockholders.
In implementing this pay-for-performance philosophy, the Compensation Committee approves performance targets reflecting financial objectives that are established by the Board of Directors, or in some cases, approves financial or operational objectives established by management, and considers total shareholder return as measured by the Company’s stock price. The Committee reviews all elements of compensation both separately and in the aggregate. The Committee tallies up all components of the executives’ compensation to ensure that the amount of compensation is within appropriate competitive parameters and the program design encourages the creation of long-term stockholder value.

Sybase executives’ targeted total direct compensation consists of three primary components: base salary, annual cash incentives, and long-term incentives in the form of equity awards. The greatest emphasis among the three components is placed on long-term incentives in order to align compensation with long-term stockholder value. The actual allocation of the three components for the CEO and the average allocation of the three components for the other four Named Executive Officers listed on the “Summary Compensation Table” appearing on page 33 are depicted in the pie charts below.

The shaded portions of the pie charts reflect compensation that is earned only upon the Company meeting certain financial objectives set forth in performance based restricted stock awards or in annual cash incentive award programs.

CEO	OTHER NAMED EXECUTIVE OFFICERS

In addition to targeted total direct compensation, certain perquisites are provided to the executives. Also, all of the executives are able to participate in broad-based employee benefit plans which are available to employees generally in the country where the executive resides.

An executive’s total 2009 compensation package was designed to provide value to the executive based on (i) the individual’s position and performance, and (ii) the Company’s annual financial performance against financial objectives approved by the Board of Directors. Under this design, incentive payments can exceed target levels only if the objectives approved by the Board of Directors are exceeded and will be below target levels if achievements fall below these objectives.

Role of the Compensation Committee and Management

The Committee determines the total compensation arrangements for the CEO and other members of executive management, including the Named Executive Officers. The compensation of the Company’s executive officers, other than the CEO, is approved by the Committee alone. The Committee’s compensation decisions for the CEO are ratified by the independent members of the Board of Directors. The Committee also provides guidance and oversight to management on the Company’s compensation policies for all employees. The Committee consists entirely of non-employee directors, each of whom qualifies as an independent director under the rules of The New York Stock Exchange, an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director as defined in Rule 16b-3 under the Securities and Exchange Act of 1934. The Committee operates under a Charter which the Committee reviews annually. The Charter is approved by the full Board and can be found on the Company’s website under Corporate Governance at http://www.sybase.com/about_sybase/investorrelations.

The CEO makes recommendations to the Committee with respect to compensation for other executives, including the structure and terms of these executives’ annual cash incentives and long-term incentives. Certain Finance and Human Resources executives assist the CEO in structuring his proposals regarding the design of the annual cash incentives and long-term incentives. The CEO participates in the Committee’s discussions regarding the other executives’ compensation, but the CEO does not participate in the portions of the meetings during which his own compensation is deliberated. Moreover, the Committee regularly meets in executive session without any of the Company’s management in attendance.

Independent Compensation Consultant

The Committee has the sole authority under the Compensation Committee Charter to retain and terminate outside consultants or advisors to assist the Committee. In accordance with this authority, the Committee engaged Towers Perrin to advise the Committee on matters related to CEO compensation and other executive compensation. Towers Perrin does not undertake any Executive Compensation work directly for management, although it may work with management on matters for the Committee where such work is requested by the Committee or its Chairman. In 2009, the Committee regularly met with Towers Perrin without management present to ensure impartiality in the making of compensation decisions. In 2005, the Committee selected Towers Perrin over other compensation consultants due to their strong industry background and familiarity with Sybase’s business model and company goals. Of the compensation consultants considered by the Committee, detailed information was evaluated highlighting each consultant’s: industry knowledge, existing client base, organization of firm and local office representation, interaction with the community, billing structure, project experience and interaction with management.

Comparative Framework

To ensure that the Company’s executive management team’s compensation is competitive in the marketplace, the Committee, with the assistance of Towers Perrin and management, identified two peer groups of public technology companies to use as benchmarks. The Committee concluded that the peer group against which the Company competes for management talent is to some extent different from the peer group against which the Company competes for customers and/or investors. Therefore, two separate peer groups have been established. The first peer group is used to benchmark and determine market competitive compensation (the “Compensation Peer Group”), while the second peer group is used to evaluate the Company’s performance relative to its peers (the “Performance Peer Group”).

In creating a peer group against which to benchmark the compensation of the Company’s executives (the “Compensation Peer Group”), the Committee decided that the group should not be bounded by geography or enterprise size but should include representation from a broad range of publicly traded technology companies against which the Company competes for management talent. When establishing 2009 compensation, the Committee removed Applix, Inc., BEA Systems, Inc., Openwave Systems, Inc.

and added EMC Corp., SPSS, Inc. and Syniverse Holdings, Inc. which resulted in the following Compensation Peer Group:

Actuate Corp.	Informatica Corp.	Oracle Corp.	TIBCO Software,
Adobe Systems, Inc.	Infospace, Inc.	Parametric Technology Corp.	Wind River
BMC Software, Inc.	McAfee, Inc.	Progress Software Corp.
CA, Inc.	Micros Systems, Inc.	Quest Software, Inc.
Commvault Systems, Inc.	Microsoft Corp.	S1 Corp.
Compuware Corp.	Microstrategy, Inc.	SPSS, Inc.
EMC Corp.	Novell, Inc.	Syniverse Holdings, Inc.

The performance of the Company was also evaluated relative to a subset of the Compensation Peer Group, which the Committee determined were the companies against which the Company directly competes for customers and/or investors (the “Performance Peer Group”). When establishing 2009 compensation, the Committee removed BEA Systems, Inc., Openwave Systems, Inc. and added Syniverse Holdings, Inc. which resulted in the following Performance Peer Group:

BMC Software, Inc.	Infospace, Inc.	Quest Software, Inc.
CA, Inc.	Microsoft Corp.	S1 Corp.
Commvault Systems, Inc.	Novell, Inc.	Syniverse Holdings, Inc.
Compuware Corp.	Oracle Corp.	Tibco Software, Inc.
Informatica Corp.	Progress Software Corp.	Wind River Systems, Inc.

The Committee, with input from Towers Perrin and management, annually reviews the peer companies used for compensation benchmarking. As a result of this review, for 2009 the Committee determined that considering consolidation within the industry, the business segments in which Sybase operates and the relevance of peer companies to these business segments, the organizations it views as labor competitors, the scale of the peer companies, and entities considered to be competing for similar stock market investors as the Company, several peer companies were either added or deleted from the peer groups for compensation benchmarking as disclosed in our 2009 Proxy Statement such as the removal of BEA Systems, Inc. due to its acquisition by Oracle Corporation and the inclusion of Syniverse Holdings, Inc. as it competes with the Company.

For fiscal year 2009, the Committee compared the targeted total direct compensation and its three components (base salary, annual cash incentives and long-term incentives) of individual executives with their respective positions at companies in the Compensation Peer Group. The Committee also considered various measures of performance over a period of three years, including revenue growth, growth in earnings per share, operating income growth and total shareholder return among the members of the Performance Peer Group. The Committee took the relative performance of the Company in these various measures of performance into account when establishing the executives’ 2009 targeted total direct compensation and the annual cash incentive and long-term incentive components. The performance comparison was used to determine if the target pay of the executives is generally consistent with compensation paid to similar executives at competing companies which achieve comparable performance.

In addition to such peer group data, the Committee obtained and considered input from Towers Perrin on factors such as market trends and best practice recommendations. This information included current trends and best practices in compensation design, regulatory and legislative issues, and governance practices from the Sybase Human Resources department and the Committee’s outside consultant. These trends and best practices included such issues as the use of different long-term incentive programs, competitive trends in compensation levels, mix of compensation elements and risk management for executive compensation.

In addition, the Committee reviewed the provisions of potential government regulations and revised proxy voting service policies governing compensation to understand emerging executive compensation issues. The purpose of reviewing market trends and potential regulations is to ensure the Committee is abreast of industry practices impacting compensation.

The Committee does not place greater or lesser weight on any of these trends or practices, but considers the general direction of this information in relation to the effectiveness of the Company’s plans over time. In addition, the Committee considers the practices of the Company’s peer companies in addition to the trends and practices of the general marketplace for executive talent to be knowledgeable about the effectiveness of various reward vehicles.

Company Performance and Compensation

The Committee determined that the Company is near the top of the Performance Peer Group in terms of total shareholder return (“TSR”). The Committee believes that TSR is an important metric in assessing its performance relative to the Performance Peer Group companies. As of December 31, 2009, the Company maintained one year TSR in the highest quartile and three year and five year TSR that each ranked in the top decile (top 90% to 100%) of the Performance Peer Group. Other indicators of the Company’s performance are recognized in the Company’s annual cash incentive program, known as the Executive Long-Term Incentive Plan (“ELTIP”) and the performance-based restricted stock that was granted to the executives. The Committee’s overall objective is to align the interests of the executives with those of the stockholders. In measuring Company performance for the purpose of determining executive compensation, the Committee considers both external metrics such as TSR and the internal financial objectives set by the Board.

CEO Compensation Framework

The Company’s pay-for-performance program has an even greater emphasis in the compensation of the Company’s CEO, John Chen. For the CEO, 59% of his 2009 targeted total direct compensation would only be earned upon the Company meeting certain performance thresholds. An additional 29% of the CEO’s targeted total direct compensation was in the form of service based equity awards. Finally, 12% of the CEO’s targeted total direct compensation is represented by his base salary, which is paid in cash. See the “Summary Compensation Table” on page 33 and the “Grants of Plan-Based Awards in 2009” on page 36 for details on the compensation and awards made to the CEO and other Named Executive Officers in 2009.

The Committee decided to link a greater percentage of the CEO’s targeted total direct compensation to elements of compensation that are based on Company performance and to long term equity incentives than the compensation of the other Named Executive Officers since it believes that Mr. Chen has a greater ability to personally impact overall corporate performance and long term shareholder returns than any of the other Named Executive Officers, who are responsible for certain segments of the business, but not overall corporate performance. Mr. Chen also has responsibility for the strategic direction of Sybase, managing the performance and growth of the executive officers reporting to him, and ensuring Sybase’s performance achieves the expectations of the Board of Directors. The other executive officers who report to Mr. Chen and have responsibility for functional or business segments of Sybase and executing the strategies and plans defined by Mr. Chen. The differences in the scope of the roles and responsibilities between Mr. Chen and the other officers are reflected in the differences in the compensation levels and amount of compensation that is based upon performance.

In addition to his targeted total direct compensation, Mr. Chen receives certain perquisites as outlined on page 30 under “Perquisites.”

Components of Executive Compensation

The Company’s executive compensation program has the following components:

(a) Base Salary. The executive compensation program is designed to provide executive salaries that are sufficiently competitive to attract and retain key executives. Base salary and annual increases are determined (i) through an analysis of each individual’s base salary and targeted total direct compensation relative to base salaries and targeted total direct compensation for similar positions within the Company and at companies within the Compensation Peer Group, and (ii) through a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

Base salary is set annually and is approved by the Committee (and in the case of the CEO, ratified by the independent Directors) typically at or around the Committee’s first regularly scheduled meeting of the first calendar quarter, with the adjustment to base salary made retroactively effective to January 1. In light of the downturn in the worldwide economy and financial markets, in February 2009 the Committee determined that base salaries for 2009 would not be increased for the CEO and other Named Executive Officers. Other than the CEO, base salary comprised approximately 16% to 31% of the Named Executive Officers’ targeted total direct compensation in 2009. The CEO’s base salary comprised approximately 12% of his targeted total direct compensation in 2009. See the “Summary Compensation Table” on page 33 for the base salary paid to the CEO and other Named Executive Officers in 2009.

For Mr. Chen, the Board of Directors establishes Measures of Performance (MOPs) to evaluate the performance of Mr. Chen. The MOPs are not individually weighted, but the performance of Mr. Chen relative to these goals is evaluated in aggregate and considered in the decision to determine compensation for the year. The goals for evaluation of his performance were related to key financial and non-financial elements of Sybase strategy. In addition, the CEO had goals that included revenue growth by product segment, business segment synergies, channel and strategic revenue growth, marketing impact, customer satisfaction and workplace leadership. As a component of his evaluation, the Board considered the Company’s strong performance in 2009.

Notwithstanding this exceptional level of performance in a difficult business climate, the Committee did not increase Mr. Chen’s current level of base salary and targeted annual cash incentive, although the Committee increased the value of his 2009 long-term incentive grant by approximately 36% compared to his 2008 grant to align his targeted total direct compensation with that paid to comparable performing CEOs. The Committee increased the emphasis on performance-based elements in Mr. Chen’s compensation program to reward Mr. Chen for increases in long-term shareholder value and to increase the “at risk” nature of his compensation.

For Mr. Capelli, the primary goals and objectives that were used to assess his performance and set his compensation included revenue growth across multiple segments (revenue from product sales, commercial consulting fees, license revenue, and maintenance revenue), operating margin and expense control, and goals relating to sales force and marketing development. As mentioned above, the Committee determined that there would be no base salary increases for the CEO and Named Executive Officers’ in 2009 and as a result his base salary remained at $440,748.

For Mr. Beard, the primary goals and objectives that were used to assess his performance related to his leadership and growth of the Sybase 365 business, including revenue and margin goals, revenue and market share growth, and other non-financial factors. As mentioned above, the Committee determined that there would be no base salary increases for the CEO and Named Executive Officers’ in 2009 and as a result his base salary remained at $388,560.

For Dr. Nathan, the primary goals and objectives that were used to assess his performance related to his leadership of the Marketing Group and included performance in the areas of Sybase revenue growth, license revenue, specific product revenues, successful product launches, readiness of new products for deployment, customer satisfaction, integration of new products and technology, employee development, and operating margin. As mentioned above, the Committee determined that there would be no base salary increases for the CEO and Named Executive Officers’ in 2009 and as a result his base salary remained at $402,031.

For Mr. Ross, the primary goals and objectives that were used to assess his performance are directly related to his leadership of the Finance and Administrative functions, in particular, his performance in the management and operation of the Treasury, Investor Relations, Accounting, Financial Planning, Internal Audit and Controls, Real Estate and Facilities, and Public Reporting functions. As mentioned above, the Committee determined that there would be no base salary increases for the CEO and Named Executive Officers’ in 2009 and as a result his base salary remained at $338,000.

(b) Annual Cash Incentives. The executive annual cash incentive programs are designed to align a significant portion of the executives’ compensation with the Company’s annual performance to assure that the executives focus on critical annual performance objectives and share the financial benefits of meeting and exceeding those objectives. The 2009 annual cash incentive targets comprised approximately 14% to 21% of the Named Executive Officers’ targeted total direct compensation. The annual cash incentive target comprised 16% of the CEO’s targeted total direct compensation.

The terms of the calendar year annual cash incentive program are approved by the Committee (and in the case of the CEO, ratified by the independent Directors) at or around the Committee’s first regularly scheduled meeting of the first calendar quarter of following calendar year. A payout is made after the Company’s financial results for the last quarter of the calendar year are approved by the Audit Committee and publicly announced and after the Committee certifies actual performance against the metrics. The Committee generally approves the payments at or about its first regularly scheduled meeting in the following calendar year. See the “Summary Compensation Table” on page 33 for the annual cash incentives paid to the CEO and other Named Executive Officers in 2009.

The senior management team participates either in (i) the ELTIP or (ii) an individual variable compensation plan pursuant to which they earn variable sales compensation based on meeting or exceeding pre-determined revenue, margin and booking objectives, based on their respective position.

In determining target performance metrics for the annual cash incentives, the Committee considers whether: (i) the performance measures are quantifiable and capable of being reliably tracked by the Company; (ii) the executives believe they can impact the measure; (iii) there is a connection between making the plan’s performance target and the achievement of a core element of the Company’s business strategy; and (iv) there are a manageable number of performance measures. The Committee considered the 2009 target performance metrics as attainable but difficult. For example, in two of the six years preceding 2009 under the ELTIP, the Company did not meet the threshold requirement for the revenue performance target (although it did meet the threshold requirement for the profit before taxes performance target). Therefore no incentive cash payment was made relative to the portion of the annual cash incentive plan measuring revenue performance in those years. See “2009 Plan: John Chen and Jeff Ross” on page 25 for a discussion of the ELTIP plan targets. Additionally, in 2009 a cash flow from operations metric was added to the ELTIP program.

Recognizing that achievement of the objectives was challenging, the plans adopted by the Committee provided for a reduced bonus if the Company came close to its objectives but fell somewhat short so as to provide sufficient incentive to the executives, while at the same time believing that no bonus should be paid if the results were significantly below the objectives. The Committee also wanted to encourage overachievement of the objectives by providing a significant award for such overachievement, but at the same time established a cap, believing that the possibility of compensation in excess of the cap was not necessary to motivate the executives to overachieve.

Target annual cash incentive bonus amounts vary among the executives and reflect (i) annual cash incentive compensation levels for similar positions at peer companies and (ii) a subjective analysis of each individual’s scope of responsibilities, performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

As a result of the performance assessment described in the Base Salary section, the Committee set the ELTIP variable compensation targeted incentive for Mr. Chen, Mr. Ross and Dr. Nathan. In February 2009, the Committee determined (for reasons noted above under “Base Salary”) that 2009 Target Annual Incentive Amounts (“Target Incentive”) for the NEO’s would not change from 2008. Mr. Chen’s Target Incentive was 126% of base salary, Mr. Ross’ was 67% of base salary, and Dr. Nathan’s was 70% of base salary. The Target Incentive amount for the other Named Executive Officers who do not participate in the ELTIP, Mr. Capelli’s was 90% of his base salary and Mr. Beard’s was 70% of base salary.

2009 Plan: John Chen and Jeff Ross

For Mr. Chen and Mr. Ross, 40% of the total Target Incentive Amount was tied to the achievement of a prescribed Company revenue objective (“Revenue Component”), 40% of the total Target Incentive Amount was tied to the achievement of a prescribed Company profit before taxes objective expressed on a pro forma basis (which excludes amortization of certain expenses, including certain purchased intangibles, unearned stock-based compensation and restructuring costs) (“PBT Component”), and 20% of the Target Incentive Amount was tied to cash flow from operations objective (“Cash Flow Component”). For the following reasons, the Committee determined that these three metrics were the most suitable.

Metrics	%	Rationale
Revenue	40%	simple and objectively measured emphasizes top line revenue for entire business key driver for total shareholder return

PBT	40%	simple and objectively measured emphasizes controlling costs and increasing profits key driver for total shareholder return

Cash Flow	20%	measures cash generated from running the business driven by cash from sales and general working capital requirements key driver for total shareholder return

The Revenue Component, PBT Component and Cash Flow Component objectives were established based on the Company’s 2009 financial plan as approved by the Board of Directors and did not reflect forecast revenues and profits.

The Board of Directors adopted a policy that it will generally not make any adjustments for acquisitions during the course of the performance period since such an adjustment would jeopardize the deductibility of such compensation under Section 162(m) of the Internal Revenue Code. (See “Tax Implications of Executive Compensation” on page 31). However, the Committee is able to exercise negative discretion under the ELTIP by reducing, but not increasing, the amount of cash bonuses from that which would otherwise be earned as a result of actual performance against the pre-established objectives. The Committee at the end of the year considers whether it is appropriate to use negative discretion. The Committee did not exercise negative discretion in 2009. To encourage achievement above the targeted amounts for each component, the plan adjusts actual achievement by a multiplier when actual achievement exceeds 100% of the targeted amount for a component.

For 2009, due to the Company’s strong financial results, the Company achieved 123.7% of its PBT objective, 102.7% of its Revenue objective and 149.1% of its Cash Flow objective. Accordingly, Mr. Chen and Mr. Ross each received a cash bonus amount for the year equal to 188.2% of his Target Incentive Amount with the components of the payout summarized in the following table:

		(a)	(b)	(c) = (a)*(b)
	Actual			Payout
	Achievement as	Component		Component
Component	% of Target	Target Weight	Payment %	Weight
Revenue	102.7%	40%	126.8%	50.7%
PBT	123.7%	40%	218.6%	87.5%
Cash Flow	149.1%	20%	250.0%	50.0%
Total				188.2%

2009 Plan: Dr. Raj Nathan

To reflect Dr. Nathan’s leadership responsibilities as Chief Marketing Officer, his annual cash incentive plan was designed to align his incentive pay with the results of Sybase Revenue, Total License Revenue, Specific Product License Revenue, and Mobility License and Messaging Revenue. As was applicable to Mr. Chen, and Mr. Ross, a portion (20%) of Dr. Nathan’s total Target Incentive Amount was tied to the achievement of the Sybase Revenue component. The remainder of Dr. Nathan’s total Target Incentive Amount was tied to achievement of the License Revenue Component (35%), Specific Product License Revenue (30%), and achievement of Mobility License and Messaging Revenue (15%). Under Dr. Nathan’s plan, negative discretion may be exercised to reduce, but not increase, the amount of Dr. Nathan’s cash bonus from that which would otherwise be earned as a result of actual performance against the pre-established objectives. Negative discretion was not exercised in 2009. To encourage achievement above the targeted amounts for each component, Dr. Nathan’s plan adjusts actual achievement by a multiplier when actual achievement exceeds 100% of the targeted amount for a component and certain components are paid proportionally when performance exceeds the threshold but is below the targeted amount.

Dr. Nathan received a cash bonus amount for the year equal to 77.2% of his total Target Incentive Amount which was based on achievement of the component targets as summarized in the following table:

		(a)	(b)	(c) = (a)*(b)
	Actual			Payout
	Achievement as	Component		Component
Component	% of Target	Target Weight	Payment %	Weight
Sybase Revenue	102.7%	20%	126.8%	25.4%
License Revenue	94.3%	35%	71.7%	25.1%
Specific Product Revenue	89.1%	30%	89.1%	26.7%
Mobility License and Messaging Revenue	67.0%	15%	0.0%	0.0%
Total				77.2%

2009 Plan: Steve Capelli

Mr. Capelli does not participate in the ELTIP but has a variable compensation plan targeted to revenue and margin performance within his areas of responsibility as President of the Worldwide Field Operations and his compensation was based on worldwide results. Under Mr. Capelli’s plan, targets can be changed during the course of the year to reflect changes in the business such as the impact of an acquisition or organizational changes, but there is no provision for the Company at the end of the year to exercise negative discretion to reduce payments earned against targets within the plan. Mr. Capelli earned cash variable compensation for the year equal to 79.2% of his total target variable compensation which was based on achievement of component targets as summarized in the following table:

		(a)	(b)	(c) =
	Actual			Payout
	Achievement as	Component		Component
Component	% of Target	Target Weight	Payment %	Weight
Product Revenue	94.0%	35%	78.0%	27.3%
Total Services Revenue	98.0%	10%	92.0%	9.2%
Margin	102.6%	25%	102.6%	25.7%
Specified Product License Revenue	90.0%	10%	70.0%	7.0%
License Revenue Bookings Timeliness	50.0%	20%	50.0%	10.0%
Total				79.2%

2009 Plan: Marty Beard

Mr. Beard does not participate in the ELTIP but has a variable compensation plan targeted to revenue and gross margin performance within his areas of responsibility as President of Sybase 365 and his compensation was based on worldwide results. Under Mr. Beard’s plan, targets can be changed during the course of the year to reflect changes in the business such as the impact of an acquisition or organizational changes, but there is no provision for the Company at the end of the year to exercise negative discretion to reduce payments earned against targets within the plan. In 2009, 50% of Mr. Beard’s variable compensation plan was tied to achievement of Sybase 365 revenue achievement, 30% was tied to Sybase 365 gross margin achievement and 20% was tied to mCommerce revenue. Achievement of the Sybase 365 gross margin and mCommerce performance targets were below the threshold amounts, and therefore these components were not paid to Mr. Beard in 2009. Mr. Beard earned cash variable compensation for the year equal to 38.0% of his total target variable compensation which was based on achievement of the component target that exceeded the applicable threshold as summarized in the following table:

		(a)	(b)	(c) = (a)*(b)
	Actual			Payout
	Achievement as %	Component		Component
Component	of Target	Target Weight	Payment %	Weight
Total Sybase 365 Revenue	93.0%	50%	76.0%	38.0%
Margin	78.0%	30%	0.0%	0.0%
mCommerce Revenue	69.0%	20%	0.0%	0.0%
Total				38.0%

Discretionary Cash Bonuses

The Committee has the right to approve discretionary cash bonus awards proposed by the CEO or a member of the Committee based on a subjective evaluation of an executive’s individual contributions to the Company’s success. Three of the Named Executive Officers, Mr. Beard, Mr. Capelli and Dr. Nathan were paid a discretionary bonus for 2009 equal to 20% of their 2009 target incentive bonus under his annual cash incentive bonus program. The discretionary bonuses were not based on predetermined measures of corporate performance or achievement of specified corporate objectives, but rather the CEO recommended the 2009 discretionary bonus payments to the Committee based on the Company’s record performance in 2009, each of the three Named Executive Officers individual contribution to Sybase's results and in order to maintain internal pay equity with executive officers who participated in the ELTIP.

(c) Long-Term Incentives. The primary purposes of the 2009 long-term incentives are (i) to help drive maximum total shareholder return by directly aligning the interests of the executives and stockholders, (ii) motivating key executives to remain with the Company and (iii) in the case of performance based restricted stock, motivating the executives to meet or exceed specified one-year financial objectives that support enhancement of shareholder value. Equity grant types for the executives are determined by the Committee annually and are based on grants at companies in the Compensation Peer Group, market data, emerging trends, insight from Independent Compensation Consultant and the impact on stockholder dilution. In 2009, long-term incentives generally comprised 48% to 70% of the targeted total direct compensation of the Named Executive Officers other than the CEO. Long-term incentives comprised 72% of the CEO’s targeted total direct compensation. See the “Grants of Plan-Based Awards in 2009” on page 36 for the awards made to the CEO and other Named Executive Officers in 2009.

Executive equity awards are approved and granted by the Committee annually at or around the first regularly scheduled Committee meeting of each calendar year. The independent Directors ratify the award for the CEO. Special additional equity awards may be granted or approved from time to time to executive officers in connection with promotions, assumption of additional responsibilities and other factors.

For a number of years, the Company has been using service-based restricted stock with cliff vesting to provide a significant long-term retention incentive. In 2005, the Committee began also including performance-based restricted stock to strengthen the relationship between executive pay and Company performance. Service-based restricted stock grants are shares of the Company’s common stock that are granted to the executive with a restriction that the shares will be forfeited if the executive does not remain with the Company through the entire 3 year vesting period. Performance-based restricted stock has the additional requirement that the shares will also be forfeited if certain financial objectives are not realized. The Committee currently expects to make performance-based equity grants annually with vesting and performance targets determined by the Committee at the time of grant.

In 2009, the Committee determined to award a portfolio of service-based restricted stock, stock options and performance-based restricted stock within the executive long term incentive program. The Committee considered: (i) a focus on retention, balanced with share performance and financial performance; (ii) efficient use of equity to provide lower long-term dilution through the use of restricted stock; and (iii) lower FASB ASC Topic 718 expense with the use of restricted stock. The Committee determined that the greatest emphasis should be placed on performance-based restricted stock to focus senior executives on meeting the prescribed goals. The CEO’s and other Named Executive Officers’ long-term incentive awards were composed of performance-based restricted stock (60%), service-based restricted stock (20%), and stock options (20%). The selection of these awards and mix reflected the Committee’s intention to align the CEO’s and other Named Executive Officers’ long-term incentive compensation with financial performance measures that support improvement in shareholder value and utilize shares efficiently through the use of full-value shares rather than stock options

In determining the amount of equity awards granted to an individual executive, the Committee considers such factors as (i) award levels for similar positions as determined by the Committee’s review of the Compensation Peer Group, (ii) an individual’s prior and outstanding awards, (iii) the vesting of such awards, and (iv) executive performance as explained in the Base Salary section, including subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive. As a result, the Committee awarded the following Long-Term Incentive grants in 2009:

		Performance-Based	Service-Vested
Executive	Stock Options	Restricted Stock	Restricted Stock
Mr. Chen	107,480	118,567	39,522
Mr. Beard	33,400	25,000	8,300
Mr. Capelli	50,100	37,500	12,500
Dr. Nathan	20,000	15,000	5,000
Mr. Ross	13,400	10,000	3,300

As with the annual cash incentive program, in determining long-term equity performance metrics, the Committee considers whether: (i) the performance measures are quantifiable and capable of being reliably tracked by the Company; (ii) the executives believe they can impact the measure; (iii) there is a connection between hitting the plan’s performance targets and the achievement of a core element of the Company’s business strategy; and (iv) there is a concise number of performance measures.

The Committee considered a variety of performance metrics for the 2009 performance-based awards and determined the most suitable measures were:

Metrics	Rationale
Revenue	simple and objectively measured emphasizes top line growth for the entire business key driver for total shareholder return

Return on Invested Capital
  measures both profitability and invested capital base (includes impact of cash and equity acquisitions)
  encourages effective management of total earnings (excluding interest and taxes) as it relates to invested capital key driver for total shareholder return

Cash Flow from Operations Growth	measures cash generated from running the business driven by cash from sales and general working capital requirements key driver for total shareholder return

The metrics in the 2009 performance-based stock grants were seen as challenging since they represented one year goals that the Committee believed were attainable but difficult. The 2009 performance-based stock grants included the following performance metrics:

Component	Weight
Revenue	40%
Return on Invested Capital	20%
Cash Flow from Operations	40%

A smaller number of shares than the number granted can vest if 2009 performance was below the target, but no shares can vest unless a minimum threshold level of performance was met. The 2009 performance-based restricted stock incorporated a maximum cap of 200% of target to provide upside leverage to reward performance above target and encourage above target performance. The goals were set based on the Company’s confidential financial plan. The thresholds were set based on macroeconomic indicators and historical and forecasted performance of the Company and its peers.

In the first quarter of 2010, the Committee reviewed the 2009 achievement against the metrics and determined the number of performance-based restricted shares that were earned and therefore will vest in 2012 for executives who are employed by the Company on the date of vesting. The 2009 performance-based restricted stock grants do not provide for discretion on the part of the Committee to award a different number of shares than those earned pursuant to actual achievement against the performance metrics. At the end of 2009, the Company determined based on 2009 performance that 165.4% of the performance based restricted stock will vest in 2012, so long as the grantees are still employed by the Company at that time.

The service-based restricted stock will vest if the recipient remains employed through the third anniversary of the grant date of the stock. The stock options vest incrementally over a four year period with the initial vesting occurring six months after grant and monthly vesting thereafter.

Further information on the equity awards may be found in the “Summary Compensation Table” on page 33 and the “Grants of Plan-Based Awards in 2009” on page 36.

(d) Perquisites. For executive officers other than Mr. Chen, the Company provides executives a one-time allowance that may be used for financial counseling and/or legal fees personally incurred in connection with Company-related litigation up to a maximum of $10,000 (plus additional payments to cover imputed taxes), plus a continuing annual allowance for tax advisory services and/or legal fees personally incurred in connection with Company-related litigation of up to $10,000 (no additional payments for imputed taxes). Under Mr. Chen’s employment agreement, he is reimbursed for up to $20,000 annually (plus additional payments to cover imputed taxes) for medical, financial planning, legal and estate planning and tax planning and preparation services. These benefits are based on the actual charges for the services. With the exception of the CEO, there are no other executive perquisites provided to executive officers. The executive officers also participate in a number of benefits programs that are generally available to all full-time employees.

When Mr. Chen joined the Company in 1997, the Company entered into an Employment Agreement with Mr. Chen by which it agreed to provide Mr. Chen with certain benefits comparable to the benefits he received from his prior employer. At that time the Committee and the Board determined that it was necessary to offer such benefits in order to recruit Mr. Chen, who the Board had determined had the background and skills which the Company required. In 2002, as a further long-term retention benefit, the Committee decided to increase the amount of life insurance purchased by the Company for Mr. Chen’s benefit and increase the amount of financial planning services for which the Company would reimburse Mr. Chen. In 2003, the Committee felt that it was important for the long term retention of Mr. Chen that it also agree to provide, subject to certain conditions, for payment by the Company, upon Mr. Chen’s retirement, of premiums for coverage for Mr. Chen, his spouse and eligible dependents (plus an amount sufficient to cover federal and state income tax liability associated with such premium payments) under the Company’s U.S. Retiree Health Program. In 2009, Mr. Chen received perquisites as shown in footnote 6 of the “Summary Compensation Table” appearing on page 34 and in the “Pension Benefits for 2009” appearing on page 42.

(e) Non-Qualified Deferred Compensation. The Company maintains an unsecured non-qualified deferred compensation plan for a select group of management and highly-compensated employees. The accounts are subject to the claims of the Company’s general creditors. The performance of individual account balances are measured by investments chosen by each participant from the mutual fund investment choices in the Company’s 401(k) plan. There is no guaranteed minimum rate of return and the Company has not previously, and does not intend to, contribute to the non-qualified deferred compensation plan accounts above and beyond the compensation amounts deferred by participants.

Adjustment of Targets; Recoupment of Annual Cash Incentive Compensation / Long-Term Incentive Compensation

In February 2008 the Company’s Board of Directors adopted a policy specifying actions to take if a significant restatement of the Company’s financial statements occurs in the future due to misconduct by one or more of the Company’s employees (as determined by the Board). If such a restatement occurs, the Board will review any cash incentive compensation that was paid to such employees under incentive plans adopted after the date of this policy and calculated on the basis of having met or exceeded specific performance targets for performance periods which occurred during the restatement period. If the Board determines that the incentive compensation would have been lower had it been calculated based on such restated results, to the extent permitted by governing law and employment contracts entered into before the adoption of this policy, then with respect to the employees whose misconduct contributed to the restatement, the Board will seek to (i) recover the difference between the cash compensation paid and the cash compensation that would have been paid had the compensation been calculated based on the restated financials, (ii) cancel all outstanding vested and unvested equity grants made after the adoption of this policy, and (iii) recover proceeds from the sale of shares obtained pursuant to an equity grant made after the date of this policy if the sale occurred during the 12 month period following the issuance of financial statements that are later restated.

All employment contracts, incentive plans and equity grants entered into or created after adoption of this policy will comply with this policy. Employment contracts, incentive plans and equity grants in place before the adoption of this policy will not be amended.

Stock Ownership Guidelines

In 2003, the Company initiated stock ownership guidelines that require all senior executives to hold a minimum number of common shares. In 2006, the Committee amended the guidelines to require: (i) the CEO to accumulate a minimum investment position in the Company equal to at least three times his annual base salary; and (ii) Section 16 officers, other than the CEO, to accumulate a minimum investment position in the Company equal to at least one times the executive’s annual base salary. The stock ownership guidelines are posted on the Company’s website under Corporate Governance at http://www.sybase.com/about_sybase/investorrelations.

Stock-Based Compensation Grant Procedures

The Compensation Committee approves all stock grants to the executives, and the independent members of the Board of Directors ratify such grants to the CEO. The Board of Directors has appointed Board member John Chen, who also serves as the CEO, to serve as the Stock Committee of the Board of Directors. In such capacity, he has been granted authority to approve stock grants to employees other than the executives, not to exceed for any individual 100,000 option or SAR shares or 25,000 restricted stock shares (or a combination of option, SAR and restricted stock shares having the same value as 100,000 option or SAR shares, given a ratio of four option or SAR shares to one restricted stock share). Any grants in excess of such authority require the approval of the Compensation Committee.

The Company’s policy is that the exercise price for stock options and SARs when issued shall be no lower than the closing price of Sybase common stock on the date that the grant has been approved, or if the approval falls on a date when the New York Stock Exchange is not open, then on the next day that the New York Stock Exchange is open. It is the intention of the Company that annual grants to all executives other than the CEO be awarded at the year’s first regularly scheduled Compensation Committee meeting (and for the CEO, at the year’s first regularly scheduled Board meeting since his grant needs to be ratified by the independent members of the Board of Directors). Such meetings are held after the public release of earnings information for the preceding calendar quarter and full year. This allows the Compensation Committee to take into account financial performance in the preceding calendar year when setting the executives’ compensation for the new year. However, there could be occasions where the Compensation Committee asks that further work be undertaken after such regularly scheduled meeting before the grants are approved, in which case the grants are made by the Compensation Committee as soon thereafter as the requested work has been completed. The date of the grants is the date that the Compensation Committee grants its approval, except for grants to the CEO where the grant date is the date that the independent directors ratify the Committee’s recommendation. During the course of the year, grants may be approved by the Compensation Committee for newly hired executives and for existing executives who have either been promoted or are deemed deserving by the Compensation Committee of a special grant for retention purposes or otherwise.

Commencing in 2009, stock grants to existing employees other than the executive officers may be made on the first trading day in April and/or on the first trading day in August. In 2009 stock grants to existing employees other than the executive officers were made on the first trading day in April. These grants are approved by the Stock Committee. During the course of the year grants may be approved by the Stock Committee for issuance on the second Friday of each calendar month to newly hired employees or for existing employees who have been promoted or for other special reasons which the Stock Committee determines are appropriate.

The Company does not time or plan, nor has it timed or planned, the release of material information for the purpose of affecting the value of the stock grants awarded to the executives or its employees. The Company does not time or plan, nor has it timed or planned, the issuance of stock grants to its executives or employees in coordination with the release of material information.

Tax Implications of Executive Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations adopted thereunder by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Executive Leadership Team Incentive Plan was approved by stockholders at the 2005 Annual Meeting for the purpose of qualifying such plan under Section 162(m) for performance-based cash bonuses. In February 2010 the Company's Board of Directors adopted an Amended and Restated Executive Leadership Team Incentive Plan and management is requesting that the stockholders approve this plan at the 2010 Annual Meeting.

The Committee considers the deductibility of compensation to its executives when reviewing and structuring compensation programs and attempts to maintain full deductibility to the extent consistent with the Company’s overall compensation goals. However, the Committee may make payments that are not fully deductible if it believes that such payments promote the best interests of the Company and its stockholders.

Compensation Committee Interlocks

No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or has had any relationship with the Company, any of its subsidiaries or any other entity that is required to be disclosed in this Proxy Statement. None of the Company’s executive officers serves, or has, in the past fiscal year, served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on the Company’s board of directors.

Summary

The Company believes that the mix of compensation afforded its executives provides (a) retention incentives to executives who are performing well, (b) a compensation package which is competitive when compared to peer companies and (c) appropriate rewards to executives to the extent they improve the Company’s overall performance and increase shareholder value.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2009. Based on the review and discussions, the Compensation Committee recommended to the Board, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2010 Annual Meeting of Stockholders.

The report is submitted by the Compensation Committee.
Michael A. Daniels (Chair)
Richard C. Alberding
Cecilia Claudio
Alan B. Salisbury

Summary Compensation Table

This table shows summary compensation information for the last three fiscal years for the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers during 2009 (other than the CEO and CFO). These individuals are referred to as “Named Executive Officers.”

Name and	Year	Salary	Bonus	Stock	Option	Non-Equity	Change in	All Other	Total ($)
Principal		($)(1)	($)(2)	Awards	Awards	Incentive	Pension	Compen-
Position				($)(3)	($)(3)	Plan	Value and	sation ($)
						Compensation	Nonqualified
						($)(1)	Deferred
							Compensation
							Earnings
							($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Chen,	2009	990,000	0	4,557,706	1,147,274	2,352,000	118,616	126,877	9,292,473
Chairman	2008	990,000	280,000	3,087,973	1,099,019	1,400,000	104,222	120,726	7,081,940
of the	2007	990,000	0	3,769,380	0	1,527,500	34,974	128,077	6,449,931
Board,				(4)			(5)	(6)
CEO and
President
Jeff Ross,	2009	338,000	0	377,321	140,754	426,107	0	2,000	1,284,182
Senior Vice	2008	338,000	50,727	262,040	92,601	253,635	0	2,000	999,003
President	2007	248,814	0	372,314	265,533	162,718	0	2,000	1,051,379
and Chief				(8)				(9)
Financial
Officer (7)
Marty	2009	388,560	54,398	944,721	350,834	103,357	0	2,000	1,843,870
Beard,	2008	388,560	20,889	611,237	215,984	104,445	0	2,000	1,343,115
President	2007	363,140	0	343,273	81,628	219,947	0	2,000	1,009,988
Sybase 365				(10)				(9)
Steve	2009	440,748	79,335	1,418,500	526,250	313,968	0	2,000	2,780,801
Capelli,	2008	440,748	95,678	655,241	231,417	478,388	0	2,000	1,903,472
President,	2007	415,800	0	606,535	143,821	281,563	0	2,000	1,449,719
Worldwide				(11)				(9)
Field
Operations
Raj Nathan,	2009	402,030	56,284	567,400	210,080	217,230	0	4,460	1,457,484
Chief	2008	402,030	55,682	392,917	138,816	278,411	0	2,000	1,269,856
Marketing	2007	386,568	0	343,273	81,628	128,490	0	2,000	941,959
Officer				(12)				(13)

1.	Salary and Non-Equity Incentive Plan Compensation amounts includes amounts earned for the year indicated (including any variable sales compensation) and contributed to the Company’s 401(k) plan by the officers, or deferred pursuant to the Company’s Executive Deferred Compensation Plan, regardless of the year in which paid. Non-Equity Incentive Plan Compensation was paid out under the Executive Leadership Team Incentive Plan or under a variable sales compensation plan.

2.	Bonus amounts for 2009 represent a discretionary performance bonus paid to Mr. Beard, Capelli and Nathan. Bonus amounts for 2008 represent a discretionary performance bonus paid to each of the Named Executive Officers equal to 20% of the amount of bonus earned in 2008 under the annual cash incentive bonus program. A similar 20% discretionary bonus was paid to most of the Company's employees in 2008. The discretionary bonuses were not based on predetermined measures of corporate performance or achievement of specified corporate objectives, but rather the CEO recommended the discretionary bonus payments to the Committee based on the Company’s record performance in 2008 and 2009.

3.	The amounts in columns (e) and (f) reflect the grant date fair value of restricted stock awards and option awards computed in accordance with FASB ASC Topic 718, of awards pursuant to the Sybase, Inc. 2003 Stock Plan. Assumptions used in the calculation of these amounts are included in Note 9, “Stockholders’ Equity” to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010.

4.	Grants in 2009 include 39,522 shares of service vesting restricted stock and 118,567 shares of performance-based restricted stock that could vest up to 200% if maximum performance thresholds achieved. Grants in 2008 include 27,356 shares of service vesting restricted stock and 82,069 shares of performance-based restricted stock that could vest up to 125% if maximum performance thresholds achieved. Grants in 2007 include 58,500 shares of service vesting restricted stock and 87,600 shares of performance-based restricted stock that could vest up to 125% if maximum performance thresholds achieved.

5.	Amounts represent the accrued compensation expense during the applicable year for Mr. Chen’s post-retirement health care benefit. The post-retirement health care benefit will not vest if Mr. Chen is terminated for cause or voluntarily resigns before he reaches age 55. See “Pension Benefits for 2009” on page 42 for additional information regarding this benefit and the assumptions used to value the benefit.

6.	Includes the following amounts paid to Mr. Chen pursuant to his employment agreement with the Company which amounts were designed to provide Mr. Chen with benefits comparable to those provided by his prior employer: (a) $18,000 car allowance in each of 2007, 2008 and 2009, (b) $2,000 401(k) matching payment in each of 2007, 2008 and 2009, (c) $4,003 in 2007, $6,485 in 2008 and $10,495 in 2009 for reimbursement of medical and dental expenses, (d) $32,719 in 2007, $25,756 in 2008 and $25,449 for reimbursement of financial and tax advisory services, (e) $63,982 in 2007, $61,111 in 2008 and $63,982 for supplemental life and long term disability insurance premiums, and (f) $7,373 in 2007 and 2008 and $6,950 in 2009 in equalization payment for 401(k) match differential from prior employer. See “Employment and Change of Control Agreements” on page 44 for additional information. Except for the $2,000 401(k) match and automobile allowance, all amounts include amounts paid to cover applicable income taxes.

7.	Mr. Ross became the Company’s Senior Vice President and Chief Financial Officer on November 9, 2007. Previously Mr. Ross served as the Company’s Vice President and Corporate Controller.

8.	Grants in 2009 include 3,300 shares of service vesting restricted stock and 10,000 shares of performance-based restricted stock that could vest up to 200% if maximum performance thresholds achieved. Grants in 2008 include 2,310 shares of service vesting restricted stock and 6,920 shares of performance-based restricted stock that could vest up to 125% if maximum performance thresholds achieved. Grants in 2007 include 3,300 shares of service vesting restricted stock and 11,100 shares of performance-based restricted stock that could vest up to 125% if maximum performance thresholds achieved.

9.	Represents 401(k) matching contribution received by all eligible Company employees.

10.	Grants in 2009 include 8,300 shares of service vesting restricted stock and 25,000 shares of performance-based restricted stock that could vest up to 200% if maximum performance thresholds achieved. Grants in 2008 include 5,380 shares of service vesting restricted stock and 16,150 shares of performance-based restricted stock that could vest up to 125% if maximum performance thresholds achieved. Grants in 2007 include 4,700 shares of service vesting restricted stock and 8,600 shares of performance-based restricted stock that could vest up to 125% if maximum performance thresholds achieved.

11.	Grants in 2009 include 12,500 shares of service vesting restricted stock and 37,500 shares of performance-based restricted stock that could vest up to 200% if maximum performance thresholds achieved. Grants in 2008 include 5,770 shares of service vesting restricted stock and 17,310 shares of performance-based restricted stock that could vest up to 125% if maximum performance thresholds achieved. Grants in 2007 include 8,200 shares of service vesting restricted stock and 15,300 shares of performance-based restricted stock that could vest up to 125% if maximum performance thresholds achieved.

12.	Grants in 2009 include 5,000 shares of service vesting restricted stock and 15,000 shares of performance-based restricted stock that could vest up to 200% if maximum performance thresholds achieved. Grants in 2008 include 3,460 shares of service vesting restricted stock and 10,380 shares of performance-based restricted stock that could vest up to 125% if maximum performance thresholds achieved. Grants in 2007 include 4,700 shares of service vesting restricted stock and 8,600 shares of performance-based restricted stock that could vest up to 125% if maximum performance thresholds achieved.

13.	Amount for 2008 and 2009 represents $2,000 401(k) matching contribution. Amount for 2009 includes $2,000 401(k) matching contribution and $2,460 for reimbursement of financial and tax advisory services.

Grants of Plan-Based Awards in 2009

Name	Grant	Estimated Future			Estimated Future			All Other	All Other	Exercise or	Grant Date Fair
	Date	Payouts Under			Payments			Stock	Option	Base Price	Value of Stock
		Non-Equity Incentive Plan			Under Equity Incentive			Awards:	Awards:	of Option	and Option
		Awards (1)			Plan Awards (2)			Number	Number of	Awards	Awards
								of	Securities	($/Sh) (3)	($)(4)
		Threshold	Target	Maximum	Thresh	Target	Maxi-	Shares	Underlying
		($)	($)	($)	-old	(#)	mum	of Stock	Options
					(#)		(#)	or Units	(#)
								(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Chen	2/05/09				59,284	118,567	237,134				3,418,287
	2/05/09							39,552			1,139,419
	2/05/09	850,000	1,250,000	2,875,000
	2/05/09								107,480	28.83	1,147,274
Jeff Ross	2/04/09				5,000	10,000	20,000				283,700
	2/04/09							3,300			93,621
	2/04/09	153,993	226,460	520,858
	2/04/09								13,400	28.37	140,754
Marty Beard	2/04/09				12,500	25,000	50,000				709,250
	2/04/09							8,300			235,471
	2/04/09	217,594	271,992	1,087,968
	2/04/09								33,400	28.37	350,837
Steve	2/04/09				18,750	37,500	75,000				1,063,875
Capelli
	2/04/09	317,338	396,673	1,428,023
	2/04/09							12,500			354,625
	2/04/09								50,100	28.37	526,250
Raj Nathan	2/04/09				7,500	15,000	30,000				425,550
	2/04/09	178,703	281,422	675,413
	2/04/09							5,000			141,850
	2/04/09								20,000	28.37	210,080

(1)	The non-equity incentive plan awards for 2009 were granted on February 5, 2009 to Mr. Chen and on February 4, 2009 to each of the other Named Executive Officers. Mr. Chen, Mr. Ross and Dr. Nathan participate in the Company’s Executive Leadership Team Incentive Plan. Mr. Capelli and Mr. Beard each participate in separate individualized variable compensation plans. See “Compensation Discussion and Analysis -- Components of Executive Compensation -- (b) Annual Cash Incentive” on page 24 for a discussion of the components of, and payouts under, the non-equity incentive plans for the Named Executive Officers. The threshold, target and maximum amounts disclosed above represent the estimated payment amounts determined at the time the awards were granted. Amounts reflected in column (g) of the Summary Compensation Table above reflect actual payment in early 2010 of these awards.

(2)	Target amounts in column (g) reflect the amount of performance-based restricted stock granted to the Named Executive Officers in 2009. Performance-based restricted stock granted in 2009 cliff vests three years from the date of grant. Vesting is based on the Company’s achievement in 2009 of three performance components, (i) total revenue, (ii) return on invested capital and (iii) cash flow from operations. The revenue target has a 40% weighting, the return on invested capital has a 20% weighting and the cash flow target has a 40% weighting. Vesting is linear upon achievement of thresholds, which vary for each performance component, but in no case will more than 200% of the granted amount of performance-based restricted stock be earned and issued. The maximum amounts in column (h) represent the 200% maximum of the target. At December 31, 2009, based on information available at that time, the Company estimated that approximately 165.4% of the performance-based restricted stock grants made in 2009 would vest at the completion of the three-year vesting period in 2012.

(3)	All equity grants made in 2009 were made under the Company’s Amended and Restated 2003 Stock Plan. Exercise prices for awards in column (k) reflect the closing price of the Company’s stock on the NYSE on the date of grant. All grants are made on the date such grants were approved. See “Compensation Discussion and Analysis – Stock-Based Compensation Grant Procedures” on page 31 for a discussion of grant approval practices.

(4)	The grant date fair value of awards in this column reflects the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Regardless of the value placed on awards at the grant date, the actual value realized by the optionee will depend on the price of Sybase common stock at the date in the future when awards are exercised or vest. The grant date fair value of stock awards in this column reflects the targeted vesting amounts set forth in column (g).

Outstanding Equity Awards at December 31, 2009

	Option Awards					Stock Awards
Name	Number	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	of	Securities	Incentive	Exercise	Expiration	Shares or	Value of	Incentive	Incentive
	Securities	Underlying	Plan	Price	Date	Units of	Shares or	Plan	Plan
	Underlying	Unexercised	Awards:	($)		Stock	Units of	Awards:	Awards:
	Unexercised	Options	Number of			That Have	Stock That	Number of	Market or
	Options	(#)	Securities			Not	Have Not	Unearned	Payout
	(#)	Unexercisable	Underlying			Vested	Vested	Shares,	Value of
	Exercisable		Unexercised			(#)	($)(1)	Units or	Unearned
			Unearned					Other	Shares,
			Options					Rights That	Units or
			(#)					Have Not	Other
								Vested	Rights That
								(#)	Have Not
									Vested
									($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John	22,391	85,089		28.83	2/5/2016	125,378	5,441,405	118,567	5,145,808
Chen	(2)	(2)				(3)	(3)	(4)	(4)
	59,431	70,236		28.22	2/5/2015			82,069	3,561,794
	(5)	(5)						(6)	(6)
	224,229	4,771		21.59	1/31/2013			87,600	3,801,840
	(7)	(7)						(8)	(8)
	100,000			20.72	2/4/2014
	(9)
	700,000			14.10	2/14/2013
	(10)
	300,000			25.0625	2/1/2011
	(11)
Jeff Ross	2,791	10,609		28.37	2/4/2016	8,910	386,694	10,000	434,000
	(12)	(12)				(13)	(13)	(14)	(14)
	4,977	5,883		28.39	2/4/2015			6,920	300,328
	(15)	(15)						(16)	(16)
	6,770	11,980		25.94	11/9/2014			5,000	217,000
	(17)	(17)						(18)	(18)
	2,158	2,159		25.81	2/26/2014			6,100	264,740
	(19)	(19)						(20)	(20)
	476	239		21.59	1/31/2013
	(7)	(7)
Marty	6,958	26,442		28.37	2/4/2016	18,380	797,692	25,000	1,085,000
Beard	(12)	(12)				(21)	(21)	(14)	(14)
	11,610	13,720		28.39	2/4/2015			16,150	700,910
	(15)	(15)						(16)	(16)
	7,437	3,063		25.81	2/26/2014			8,600	373,240
	(19)	(19)						(20)	(20)
	7,383	583		21.59	1/31/2013
	(7)	(7)
Steve	10,437	39,663		28.37	2/4/2016	26,470	1,148,798	37,500	1,627,500
Capelli	(12)	(12)				(22)	(22)	(14)	(14)
	12,439	14,701		28.39	2/4/2015			17,310	751,254
	(15)	(15)						(16)	(16)
	13,104	5,396		25.81	2/26/2014			15,300	664,020
	(19)	(19)						(20)	(20)
	33,333	6,667		20.92	8/7/2013
	(23)	(23)
	22,404	477		21.59	1/31/2013
	(7)	(7)

	3,125		15.18	8/11/2013
	(24)
	834		9.93	7/1/2012
	(25)
Raj	1,250	15,834	28.37	2/4/2016	13,160	571,144	15,000	651,000
Nathan	(12)	(12)			(26)	(26)	(14)	(14)
	1,017	8,819	28.39	2/4/2015			10,380	450,492
	(15)	(15)					(16)	(16)
	656	3,063	25.81	2/26/2014			8,600	373,240
	(19)	(19)					(20)	(20)
	2,066	689	21.59	1/31/2013
	(7)	(7)

1.	Amounts in columns (h) and (j) are calculated using the $43.40 per share closing price of our common stock on December 31, 2009.
2.	Represents stock options granted on February 5, 2009. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
3.	Represents service-based restricted stock. Includes 58,500 shares granted on February 23, 2007 which vest three years from the date of grant, 27,356 shares granted on February 5, 2008 which vest three years from the date of grant and 39,522 shares granted on February 5, 2009 which vest three years from the date of grant.
4.	Represents performance-based restricted stock granted on February 5, 2009. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three one year performance components. See footnote (2) to Grants of Plan-Based Awards table above. Amount reflected in column (j) for this award reflects achievement of target level vesting.
5.	Represents stock options granted on February 5, 2008. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
6.	Represents performance-based restricted stock granted on February 5, 2008. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three one year performance components. Amount reflected in column (j) for this award reflects achievement of target level vesting.
7.	Represents stock option appreciation rights granted on January 31, 2006. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
8.	Represents performance-based restricted stock granted on February 23, 2007. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three one year performance components. Amount reflected in column (j) for this award reflects achievement of target level vesting.
9.	Represents stock options granted on February 4, 2004. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
10.	Represents stock options granted on February 14, 2003. 1/6 of the shares vest 6 months after grant and 1/36 of the shares vest monthly thereafter until fully vested 3 years after date of grant.
11.	Represents stock options granted on February 1, 2001. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
12.	Represents stock options granted on February 4, 2009. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
13.	Represents service-based restricted stock. Includes 3,300 shares granted on February 26, 2007, which vest three years from the date of grant, 2,310 shares granted on February 4, 2008 which vest three years from the date of grant and 3,300 shares granted on February 4, 2009 which vest three years from the date of grant.
14.	Represents performance-based restricted stock granted on February 4, 2009. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three one year performance components. See footnote (2) to Grants of Plan-Based Awards table above. Amount reflected in column (j) for this award reflects achievement of target level vesting.

15.	Represents stock options granted on February 4, 2008. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
16.	Represents performance-based restricted stock granted on February 4, 2008. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three one year performance components. Amount reflected in column (j) for this award reflects achievement of target level vesting.
17.	Represents stock options granted on November 9, 2007. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
18.	Represents performance-based restricted stock granted on November 9, 2007. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three one year performance components. Amount reflected in column (j) for this award reflects achievement of target level vesting.
19.	Represents stock options granted on February 26, 2007. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
20.	Represents performance-based restricted stock granted on February 26, 2007. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three one year performance components. Amount reflected in column (j) for this award reflects achievement of target level vesting.
21.	Represents service-based restricted stock. Includes 4,700 shares granted on February 26, 2007 which vest three years from the date of grant, 5,380 shares granted on February 4, 2008 which vest three years from the date of grant and 8,300 shares granted on February 4, 2009 which vest three years from the date of grant.
22.	Represents service-based restricted stock. Includes 8,200 shares granted on February 26, 2007 which vest three years from the date of grant, 5,770 shares granted on February 4, 2008 which vest three years from the date of grant and 12,500 shares granted on February 4, 2009 which vest three years from the date of grant.
23.	Represents stock option appreciation rights granted on August 7, 2006. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
24.	Represents stock options granted on August 11, 2003. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.
25.	Represents stock options granted on July 1, 2002. 1/6 of the shares vest 6 months after grant and 1/36 of the shares vest monthly thereafter until fully vested 3 years after date of grant.
26.	Represents service-based restricted stock. Includes 4,700 shares granted on February 26, 2007 which vest three years from the date of grant, 3,460 shares granted on February 4, 2008 which vest three years from the date of grant and 5,000 shares granted on February 4, 2009 which vest three years from the date of grant.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
Name	Number of	Value Realized	Number of	Value Realized
	Shares	on Exercise	Shares	on Vesting
	Acquired	($)(2)	Acquired	($)(3)
	on Exercise		on Vesting
	(#)(1)		(#)
John Chen	720,870	8,488,186	160,892	4,445,446
Jeff Ross	30,059	340,446	8,049	222,394
Marty Beard	213,334	986,903	19,675	543,620
Steve Capelli	30,000	154,959	21,918	650,932
Raj Nathan	46,437	777,544	23,252	642,453

(1)	For stock option appreciation rights, the number of shares acquired on exercise equals the number of the stock option appreciation rights exercised.

(2)	For stock options the value realized equals the difference between the option exercise price and the fair market value of Sybase common stock on the date of exercise, multiplied by the number of shares for which the option was exercised. For stock option appreciation rights, the value realized equals the difference between the stock option appreciation right exercise price and the fair market value of Sybase common stock on the date of exercise, multiplied by the number of stock option appreciation rights which were exercised.

(3)	The value realized equals the market value of Sybase common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits for 2009

In August 2002, the Company and Mr. Chen amended Mr. Chen’s employment agreement, effective January 1, 2003, to provide for payment by the Company, upon Mr. Chen’s retirement, of premiums for coverage for Mr. Chen, his spouse and eligible dependents (plus an amount sufficient to cover federal and state income tax liability associated with such premium payments) under the Company’s U.S. Retiree Health Program. This program allows eligible domestic Company employees to purchase health insurance upon retirement at their own expense. The benefits under this amendment will not be paid if Mr. Chen is terminated by the Company for cause or voluntarily terminates before he reaches age 55. The Company does not have agreements with any of the other Named Executive Officers for compensatory post-retirement benefits.

Name	Plan	Number	Present	Payments
	Name	of	Value of	During
		Years	Accumulated	Last
		Credited	Benefit	Fiscal
		Service	($)	Year
		(#)(1)		($)
John Chen	Retiree	7	$735,884	none
Medical
Plan

(1)	The post-retirement healthcare benefit was implemented on January 1, 2003 and the Company has accrued for the benefit in each year since the benefit was adopted. Mr. Chen has been employed with the Company since 1997.

The Company has engaged an employee benefits consulting firm to value Mr. Chen’s post-retirement healthcare benefit. For purposes of determining the present value of Mr. Chen’s accumulated benefit, the following assumptions were used by the consulting firm:
  Mr. Chen will remain employed with the Company until 60 and then will retire;
  Mr. Chen will continue to provide services to the Company for 2 years following retirement and will be eligible for a tax gross-up equal to 35% of the benefit cost during this time (valuations of this benefit before 2006 assumed that Mr. Chen would be eligible for the tax gross-up during his entire lifetime; this assumption was re-evaluated and reduced to 2 years in the valuations conducted in and after 2006);
  Mr. Chen will elect coverage for his spouse and all children that are eligible for coverage;
  Mr. Chen’s children will remain eligible for coverage until they each reach age 21;
  A 5.59% discount rate was used for 2009, a 5.64% discount rate was used for 2008, and a 5.9% discount rate was used for the 2007 expense;
  Healthcare cost trend rates used in 2009 ranged from 4% to 8.5% annual rate increases for pre-age 65 costs and from 4% to 9% annual rate increases for post age 65 costs, healthcare cost trend rates used in 2008 range from 4% to 9.5% annual rate increases for pre-age 65 costs and from 4.0% to 11.00% annual rate increases for post age 65 costs; and healthcare cost trend rates used in 2007 range from 4% to 10% annual rate increases for pre-age 65 costs and from 7.5% to 12.50% annual rate increases for post age 65 costs; and
  In 2007, 2008 and 2009 the 1994 Group Annuity Reserving table for males and females was used for life expectancy data.

Nonqualified Deferred Compensation in 2009

The Sybase Executive Deferred Compensation Plan allows eligible executive participants, including the Named Executive Officers, the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Sybase does not contribute to this plan. The Sybase Executive Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the plan.

The Sybase Executive Deferred Compensation Plan uses the same investment choices available to participants in the Company’s 401(k) plan which is administered by Fidelity Investments. Each participant’s deferrals are invested in one or more of the funds offered in the Company’s 401(k) plan to mirror the participant’s 401(k) allocation. The participant does not actually own any share of the investment options he/she selects and all balances are subject to the claims of the Company’s general creditors. The Company has not made any contributions to the non-qualified deferred compensation plan balances other than the compensation deferrals elected by participants.

Deferral and distribution elections for each year’s deferrals are established during the open enrollment period prior to each plan (calendar) year. Distribution elections for lump sum payments, installment payments or combinations of lump sum and installment payments are available for distributions at death, disability, termination of employment or on specified dates agreed to during open enrollment.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
Name	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
	2009	2009	2009(2)	Distributions	at December 31,
	($)(1)	($)	($)	($)	2009
					($)
John	0	0	694,899	0	2,721,242
Chen
Jeff Ross	0	0	0	0	0
Marty Beard	104,911	0	110,212	0	703,165
Steve	0	0	119,599	0	664,427
Capelli
Raj Nathan	0	0	299,217	0	1,396,838

1.	These amounts are included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
2.	None of the earnings in this column are included in the Summary Compensation Table on page 33 because there were not preferential or above market.
3.	The following table reflects the deferred compensation plan contributions made by each of the Named Executive Officers in the years when such officers were Named Executive Officers and their compensation was reported in the proxy. Mr. Ross became a Named Executive Officer in 2007 and did not contribute to the deferred compensation plan in that year or in any subsequent year. All of these amounts below were reported in the respective Summary Compensation Tables for the years noted.

	Chen	Beard	Capelli	Nathan
2008	$0	$104,857	$0	$0
2007	0	94,416	0	0
2006	0	89,072	0	155,131
2005	0	95,990	53,165	243,896
2004	224,500	35,150	62,734	123,606
2003	213,000	33,840	42,333	99,075
2002	276,525	31,450	45,204	121,403
2001	277,025	30,156	46,893	81,656
2000	436,778	0	62,011	159,957
1999	485,041	0	326,976	171,939
1998	173,750	0	30,952	0
1997	0	0	0	0

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements

John Chen. In December 2007, the Company entered into an amended and restated employment agreement with Mr. Chen, pursuant to which he serves as Chairman of the Board of Directors, CEO and President of the Company. The primary reason for amending and restating Mr. Chen’s employment agreement was to conform the agreement to regulations under Section 409A of the Internal Revenue Code (the “Code”). The agreement provides for annual base salary and target incentive compensation adjustments approved by the Board of Directors, and employee benefits comparable to those he received from his prior employer. In an effort to recruit Mr. Chen to join the Company, the Company agreed to make Mr. Chen “whole” for the benefits he would be forfeiting by leaving his then current employer. In August 2002, Mr. Chen’s existing employment agreement was amended to provide for certain post retirement healthcare benefits. See Compensation Discussion and Analysis – Components of Executive Compensation -- Perquisites” on page 30 and the “Pension Benefits for 2009” on page 42 for a description of Mr. Chen’s current benefits and his retirement healthcare benefit. If Mr. Chen’s employment terminates without cause and not in connection with a change of control, as defined in his amended and restated change of control agreement (see “Executive Change of Control Agreements,” below), Mr. Chen’s agreement provides for a severance payment equal to 150% of both his base salary and target annual cash bonus for the then-current fiscal year, continuation of his employee benefits for a period of 18 months from his effective date of termination, accelerated vesting of 100% of his then-outstanding stock options and stock appreciation rights and the immediate release of 50% of his restricted stock from escrow. See “Executive Change of Control Agreements,” below regarding amounts payable to Mr. Chen in the event his employment terminates in connection with a change of control.

Executive Change of Control Agreements

John Chen. In 2007, the Company entered into an amended and restated change of control agreement with Mr. Chen, primarily to conform the agreement to regulations under Section 409A of the Code. The amended and restated agreement continues to provide for change in control severance payments equal to two times his then current annual base salary and annual target incentive compensation and accelerated vesting of 100% of his then-outstanding stock options and stock appreciation rights and the immediate release of all of his restricted stock from escrow. These benefits are payable upon a change of control, regardless of whether Mr. Chen is terminated. A “change of control” means the first to occur of any of the following events: (i) change in ownership of the Company, (ii) change in effective control of the Company, (iii) change in ownership of a substantial portion of the Company’s assets (with an asset value change in ownership exceeding more than 50% of the total gross fair market value replacing the 40% default rule), all as defined under Code Section 409A and the related final Treasury regulations. In order to assure that Mr. Chen, along with certain other executive officers noted below who would be directly involved in the negotiation of a change of control of the Company (and who due to their positions within the Company would most likely not be employed by the surviving entity after a change of control) would be provided with incentive to support a change of control that the Board found to be in the best interests of the Company, the Company entered into agreements providing for the benefits vesting upon a change of control with these individuals. The Board entered into these agreements based on advice from independent legal counsel and industry practice at the time the agreements were executed. Additionally, if Mr. Chen’s employment terminates within 18 months of a change of control, other than for cause, the Company will continue his benefits for a two-year period and the Company will provide additional payments for the amount of any taxes payable in respect of these benefits. If any payments under Mr. Chen’s change of control agreement are covered under Section 280G of the Code and subject Mr. Chen to excise tax under Section 4999 of the Code, the Company will provide him with an amount sufficient to cover the excise tax imposed and any other income or employment taxes imposed on the amounts paid to cover the excise tax.

Other Executives. The Company also has agreements that provide for benefits payable upon a change of control, regardless of whether the executive is terminated, with Daniel Carl, the Company’s current General Counsel, and with Marty Beard, the former Senior Vice President, Corporate Development and Marketing, who currently serves as the President of Sybase 365, a subsidiary of the Company. These agreements are similar to the agreement entered into with the Company’s CEO except (i) these agreements provide for two times each officer’s then current annual base salary and one and a half times the officer’s annual target incentive compensation as severance payments following a change in control and (ii) if any payments under the foregoing change of control agreements are covered under Section 280G of the Code and subject the employee to excise tax under Section 4999 of the Code, the Company will either provide the employee full change of control benefits, or pay such lesser amount as would result in no portion of the change in control benefits being subject to excise taxes, whichever amount results in the greater after-tax benefit to the employee. On March 31, 2009, the Company filed a Form 8-K to disclose that the Board of Directors intends to use its best efforts to negotiate with the three executives who have agreements with benefits payable upon a change in control in order to amend or modify these agreements to remove the provisions that vest the benefits solely upon a change of control within the next 24 months. The Board of Directors also committed not to enter into any employment or change of control agreements which contain similar provisions that vest benefits solely upon a change of control in the future with Company executives.

The Company also has other amended and restated change of control agreements, which were amended effective December 2007 primarily to conform the agreements to regulations under Section 409A of the Code. These agreements, which are similar to the ones noted in the paragraph above; were entered into with each of its other current executive officers. However, such agreements do not vest benefits solely upon a change of control. The benefits will be paid only if the executive’s employment is terminated upon or within 18 months following a change of control. In entering into these agreements, the Board of Directors felt that it would be in the best interests of the stockholders to assure that during a change of control the executives were fully engaged and were not distracted by concerns regarding their employment status.

The tables below set forth the potential payments to the CEO and other Named Executive Officers upon the occurrence of certain triggering events.

John Chen’s Change of Control or Termination Scenarios

Change of control and employment termination scenarios are shown below for Mr. Chen. Had he been terminated as of December 31, 2009, he would receive benefits between $0 and $30,142,798 depending on the reasons for the termination. He will not receive severance benefits under more than one of the scenarios. For example, if there is a change of control and his employment is terminated, he will only receive the amount he is entitled to under the change of control scenario, and he will not also be entitled to employment severance as a result of being terminated without cause. The amounts in the change of control and termination scenarios below fall below the thresholds that trigger excise taxes. The amounts for acceleration of unvested performance based restricted stock assume vesting at the actual performance achievement and not the targeted achievement.
  Had a change of control occurred as of December 31, 2009, Mr. Chen would have been eligible to receive the payments set forth below:
Pay Item	Summary of Terms	Estimated Payment
Cash Severance	2x annual base salary; plus	$1,980,000

	2x the greater of (a) the average of	2,930,000
	the cash bonus paid for services
	performed in 2008 and the target
	incentive opportunity for 2009 (b) the
	target incentive opportunity for 2009

Acceleration of Unvested Stock Options,	All unvested stock options, SARs	24,320,909
SARs and Restricted Stock	and restricted shares become
	immediately vested

Benefits Continuation	24 months benefits continuation	155,545
	(if terminated within 18 months of
	Change of Control)

Supplemental Life and Long-Term Disability	Reimbursement for Supplemental	127,964
Insurance	Insurance premiums

Retiree Health Plan Coverage (1)	Present value of lifetime retiree	628,380
	health plan premiums (assumes
	continued service through the
	second anniversary of the Change of
	Control date)
Total		$30,142,798
____________________

(1)	Based on cost estimates for continuation of medical, dental and vision coverage through 2031.
  In the event that Mr. Chen is terminated by the Company without cause and a change of control has not occurred, the following benefits will be provided to Mr. Chen. A voluntary termination as a result of the following is considered a termination without cause: (i) without Mr. Chen’s express written consent, the assignment to Mr. Chen of any duties or the significant reduction of the Mr. Chen’s duties, either of which is materially inconsistent with Mr. Chen’s position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of Mr. Chen from such position and responsibilities, which is not effected for disability or for cause; (ii) a material reduction by the Company in the base salary and/or target bonus of Mr. Chen as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of benefits to which Mr. Chen is entitled immediately prior to such reduction with the result that Mr. Chen’s overall benefits package is significantly reduced (other than a nondiscriminatory reduction affecting the Company’s employees generally) ; or (iv) the relocation of Mr. Chen to a facility or a location more than 75 miles from San Francisco without Mr. Chen’s express written consent. However these conditions will not constitute a termination without cause unless Mr. Chen has provided notice to the Company of the applicable condition within 90 days of it first occurring and the Company has been provided with at least 30 days to remedy the condition.
Pay Item	Summary of Terms	Estimated Payment
Cash Severance	1.5x annual base salary; plus	$1,485,000

	1.5x the target incentive opportunity	1,875,000
	for the current fiscal year

Acceleration of Unvested Stock Options,	All unvested stock options and	13,365,447
SARs and Restricted Stock	SARs and 50% of restricted shares
	become immediately vested

Benefits Continuation	18 months benefits continuation	115,767

Retiree Health Plan Coverage	Present value of lifetime retiree	562,774
	health plan premiums
Total		$17,403,988

  In the event that Mr. Chen is terminated by the Company for cause or if Mr. Chen resigns, retires, dies or terminates his employment due to disability, Mr. Chen is not entitled to any severance payments or benefits other than retiree health plan coverage in certain situations. If prior to age 55, Mr. Chen (a) does not voluntarily terminate his employment with the Company and (b) is not terminated by the Company for cause, then he shall be entitled to retiree health plan coverage upon a termination of his employment for any reason after age 55.
Other Named Executive Officers’ Change of Control or Termination Scenarios

Change of control and employment termination scenarios are shown below for the other Named Executive Officers. These Named Executive Officers will not receive severance benefits under more than one of the scenarios. For example, if there is a change of control and his employment is terminated such that he is entitled to change of control benefits, he will only receive the amount he is entitled to under the change of control scenario, and he will not also be entitled to employment severance in connection with being terminated as a result of a layoff or reduction in force.
  Had a change of control occurred during calendar year 2009, and had Mr. Ross, Dr. Nathan, Mr. Beard, or Mr. Capelli been terminated as of December 31, 2009, such Named Executive Officer would have been eligible to receive the payments set forth below:

		Estimated	Estimated	Estimated	Estimated
	Summary of	Payment to	Payment to	Payment to	Payment to
Pay Item	Terms	Jeff Ross	Steve Capelli	Raj Nathan	Marty Beard
Cash Severance	2x annual base	$ 676,000	$ 881,496	$ 804,062	$ 777,120
	salary; plus

	1.5x the greater	398,117	728,054	461,636	407,988
	of (a) the average
	of the cash bonus
	paid for services
	performed in
	2008 and the
	target incentive
	opportunity for
	2009 (b) the
	target incentive
	opportunity for 2009

Acceleration of Unvested,	All unvested stock	2,446,391	6,445,257	2,979,769	4,431,301
Stock Options, SARs	options, SARs
and Restricted Stock	and restricted
	shares become
	immediately vested

Benefits Continuation	24 months benefits	155,545	155,545	155,545	155,545
	continuation (if
	terminated within 18
	months of Change
	of Control)
Total		$3,676,053	$8,210,352	$4,401,012	$5,771,954

  In the event that any Named Executive Officer (other than Mr. Chen) is terminated as a result of a lay-off or a reduction in force and a change of control has not occurred, the Named Executive Officer is entitled to a severance benefit equal to the greater (i) 4 months of base salary or (ii) 2 months of base salary plus 2 weeks of base salary for each year of service with the Company, provided that the total severance payment shall not exceed 24 weeks of base salary. Had the Named Executive Officer been terminated on December 31, 2009 and had he been entitled to a severance payment, he would have been eligible to receive the payments set forth below:
Jeff Ross	Marty Beard	Raj Nathan	Steve Capelli
$156,000	$179,335	$185,553	$203,422

  In the event that any Named Executive Officer (other than Mr. Chen) is terminated by the Company for cause or if such person resigns, retires, dies or terminates his employment due to disability, the executive is not entitled to any severance payments or benefits.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions.

Historically, in connection with the Board Affairs Committee’s determination of the independence of the Company’s directors, this Committee reviews any related party transactions involving members of the Board and determines if any such transactions impact the independence of the Company’s non-employee directors. In 2009, the Board Affairs Committee determined that all of the Company’s non-employee directors were independent as defined by the NYSE’s Corporate Governance Standards and the Company’s Corporate Governance Guidelines, see “Corporate Governance Matters -- Board Independence” on page 10. The Company’s executive officers, members of the Board, and the Company’s entire workforce are also covered by the Company’s Statement of Values and Business Ethics and the Company’s Conflicts of Interest policies which require the disclosure of related party transactions to appropriate parties within the Company. A link to the Company’s Statement of Values and Business Ethics, which contains a summary of the Conflict of Interest policy is available on the home page Company’s website, Sybase.com, under “Code of Ethics.”

In February 2007, the Board adopted a written policy for related party transactions. Under this policy the Board Affairs Committee reviews the material facts of all transactions between the Company and a related party (defined to include executive officers, directors, director nominees, greater than 5% stockholders or the immediate family members of the foregoing) that have exceeded or may exceed $100,000 in a single year where the related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Under the related party transaction policy, the Board Affairs Committee either pre-approves, or if pre-approval is not feasible, reviews and, if appropriate, ratifies at the Committee’s next meeting, all related party transactions entered into by the Company. The Board Affairs Committee’s review of related party transactions takes into account, among other factors the Committee deems appropriate, whether the transaction is on terms no less favorable than generally available to unaffiliated third-parties in similar circumstances and the extent of the related party’s interest in the transaction. No member of the Committee participates in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including (i) executive officer compensation that has been approved by the Compensation Committee (unless the executive officer is related to a director or another executive officer) and director compensation reported in the proxy, (ii) transactions with companies where the related party’s only relationship is as a non-executive employee, director or less than 10% owner of such company, if the aggregate transaction does not exceed the greater of $1,000,000 or 2 percent of the other company’s total revenue, (iii) charitable contributions by the Company to charities where the related person’s only relationship is as a non-executive employee or director if the aggregate transaction does not exceed the lesser of $1,000,000 or 2 percent of the charity’s total annual receipts, and (iv) transactions with related persons where the rates or charges are determined by competitive bids.

The policy also provides that all related party transactions that are required by SEC rules to be disclosed shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission.

Related Party Transactions in 2009

Mr. Chen’s brother-in-law, Hung Hsi, has been employed by the Company since June 1998 as a software engineer. In 2009 Mr. Hsi earned an annual salary of $170,318 and received a bonus of $23,412. On April 1, 2009 Mr. Hsi was awarded 1,000 stock options with an exercise price of $30.70 and was awarded 500 shares of performance based restricted stock.

Mr. Capelli's brother-in-law, Cornel Lee, has been employed by the Company since April 2005 as an account manager. In 2009 Mr. Lee became Mr. Capelli's brother-in-law. In 2009 Mr. Lee earned a base salary of $87,672 and earned variable compensation of $107,396. Mr. Lee was also paid $6,000 for a car allowance. On April 1, 2009 Mr. Lee was awarded 500 stock options with an exercise price of $30.70 and was awarded 500 shares of performance based restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our Section 16 officers and directors, and holders of more than 10% of any class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Forms 4 and 5 with the SEC. These individuals are also required to furnish the Company with copies of all Section 16(a) forms filed on their behalf.

Based solely on our review of Forms 3, 4, and 5, or written notice from certain reporting persons that no Forms 4 or 5 were required, the Company believes that all required Section 16(a) filings were made on a timely basis in 2009.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals and Nominations for the 2011 Annual Meeting

If you want us to consider a proposal for possible inclusion in our Proxy Statement for our 2011 Annual Meeting of Stockholders, you must deliver your proposal to Sybase’s Corporate Secretary at our principal executive offices, One Sybase Drive, Dublin, California 94568 no later than December 14, 2010. Any such proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

If you intend to present a proposal or nomination from the floor at the 2011 Annual Meeting, but you do not intend to have it included in our 2011 Proxy Statement, you must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws (the “Bylaw Deadline”), as described below. If you give notice of such a proposal after the Bylaw Deadline, you will not be permitted to present the proposal to the stockholders for a vote at the meeting. Under our Bylaws, we must receive your notice on or before December 14, 2010, which is 120 days prior to the anniversary of the date that we first mailed this year’s proxy materials to stockholders. If we move next year’s annual meeting date by more than 30 days from this year’s meeting date, then we must receive your notice on or before the later of (i) 120 days prior to next year’s annual meeting date and (ii) 10 days following public announcement of such meeting date. Also, your notice must provide all of the information required pursuant to Section 2.5 of our Bylaws, which are summarized below, as to each matter, or the presiding officer may properly refuse to acknowledge your proposal or nomination:
  your name and address;
  the number of shares of our stock that you beneficially own or are owned by partnerships in which you are a partner and any options, warrants or other derivative instruments which increase or decrease in value based on shares of our stock; any short interest you have any of our securities;
  a brief description of the proposal and your reasons for making it;
  any material interest that you have in the proposal, including any performance related fees that you are entitled to based on changes in the value of our stock or derivative instruments based on our securities;
  the name, age, business address and residence address of your nominee, if any;
  the nominee’s principal occupation;
  the number of shares of our stock beneficially owned by the nominee;
  a description of all arrangements between you and the nominee, if any, or anyone else regarding the nomination;
  that you are a stockholder of record and are entitled to vote at the meeting;
  whether you will appear in person or by proxy to make the proposal or nomination; and
  all other information that would be required in a proxy statement with respect to the proposal or nominee, as the case may be.
  all nominees must deliver a questionnaire regarding their background and qualifications (which shall be provided upon written request to the Company secretary) and written representations regarding (i) the disclosure of any agreements or understandings regarding how the nominee would vote if elected, (ii) disclosure of agreements or understandings with other parties with respect to compensation, indemnification or reimbursement for service as a director, and (iii) confirmation that the nominee, if elected would comply with the Company’s corporate governance, conflict of interest, ethics, confidentiality, stock ownership and insider trading policies and guidelines.

Please see “Corporate Governance Matters -- Director Nominee Criteria and Process” on page 12 for a discussion of the Board’s process for evaluating director nominees.

Stockholder Proposals and Nominations for the 2010 Annual Meeting

We have not been notified by any stockholder of his or her present intention to present a stockholder proposal from the floor at this year’s Annual Meeting. The Board of Directors does not know of any other matters to be brought before this Annual Meeting. However, the enclosed proxy card grants the proxy holders discretionary authority to vote on any other matter properly brought before the 2010 Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with their best judgment on such matters.

THE BOARD OF DIRECTORS

Dated: April 12, 2010

FORM OF PROXY

SYBASE, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 13, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2010, and hereby appoints Jeff Ross, Amanda Duisman and Daniel Cohen, or any of them, with full power of substitution, attorneys and proxy holders to vote, as indicated on the reverse side, all shares of Common Stock of SYBASE, INC., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held May 13, 2010 at 10:00 a.m. local time at the offices of the Company, United Nations Conference Room, One Sybase Drive, Dublin, California 94568, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present at such meeting, on the matters set forth on the reverse side.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SYBASE, INC.

Vote on Directors

1.	Election of Directors	For All	Withhold All	For All Except:	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below:
Nominees	1) John S. Chen	☐	☐	☐
2) Richard C. Alberding
3) Cecilia Claudio
4) Michael A. Daniels
5) L. William Krause
6) Alan B. Salisbury
7) Jack E. Sum
8) Robert P. Wayman

Vote on Proposals

2.	Ratification of Ernst & Young LLP as independent registered public accounting firm for 2010	For	Against	Abstain
		☐	☐	☐

3.	Approve the Amended Executive Leadership Team Incentive Plan	For	Against	Abstain
		☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature (Please Sign Within Box)	Date	Signature (Joint Owner)	Date